Exhibit 10.1

LOAN AGREEMENT

by and among

CEDAR CHRISTINA CROSSING, LLC,

CEDAR-REVERE LLC,

THE POINT ASSOCIATES, L.P.,

CEDAR-TREXLER PLAZA 2, LLC,

CEDAR-TREXLER PLAZA 3, LLC, and

LAWNDALE I, LP

each as Borrower,

and

THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA, as Lender

Page

Article I - REPRESENTATIONS AND WARRANTIES	1
Section 1.01	Title1
Section 1.02	Legal Status2
Section 1.03	Consents; No Contravention2
Section 1.04	Proceedings2
Section 1.05	Status of Properties.2
Section 1.06	Tax Status of Borrower3
Section 1.07	Solvency; Bankruptcy and Equivalent Value4
Section 1.08	Disclosure4
Section 1.09	Illegal Activities and Criminal Proceedings.4
Section 1.10	Anti-Terrorism Laws.4
Section 1.11	ERISA5
Section 1.12	Business Purpose5
Section 1.13	Controlled Substances5
Article II - COVENANTS AND AGREEMENTS	5
Section 2.01	Payment of Obligations5
Section 2.02	Continuation of Existence5
Section 2.03	Assessments.6
Section 2.04	Defense of Title, Proceedings and Rights under Loan Documents6
Section 2.05	Compliance With Laws and Operation and Maintenance of Property.7
Section 2.06	Insurance.11
Section 2.07	Damage and Destruction of Property.14
Section 2.08	Condemnation.17
Section 2.09	Certain Liens and Liabilities18
Section 2.10	Tax and Insurance Deposits19
Section 2.11	ERISA.20

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(continued)

Page

Section 2.12	Environmental Indemnity20
Section 2.13	Electronic Payments21
Section 2.14	Inspection21
Section 2.15	Records, Reports, and Audits21
Section 2.16	Borrowers’ Certificates23
Section 2.17	Additional Security23
Section 2.18	Further Acts23
Section 2.19	Compliance With Anti-Terrorism Laws.23
Section 2.20	Expenses and Advances.24
Section 2.21	Subrogation25
Section 2.22	Permits25
Section 2.23	Parking25
Section 2.24	Controlled Substances25
Section 2.25	Property Management25
Section 2.26	Property Leasing26
Section 2.27	Panera Tenant Improvement Reserve.27
Article III - SALE, TRANSFER, OR ENCUMBRANCE OF THE PROPERTY; Leases of the Property	28
Section 3.01	Due-on-Sale or Encumbrance28
Section 3.02	Permitted Transfers29
Section 3.03	Principals.31
Section 3.04	Leases.32
Article IV - DEFAULTS AND REMEDIES	34
Section 4.01	Events of Default34
Section 4.02	Remedies36
Section 4.03	Expenses37
Section 4.04	Additional Provisions as to Remedies37
Section 4.05	Continuing Events of Default38

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(continued)

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Section 4.06	Waiver of Rights and Defenses38
Article V - LIMITATION ON PERSONAL LIABILITY	38
Section 5.01	Limited Recourse Liability38
Article VI - INDEMNIFICATION	40
Section 6.01	General Indemnity40
Section 6.02	Duty to Defend, Costs and Expenses41
Section 6.03	Recourse Obligation and Survival41
Article VII - ADDITIONAL PROVISIONS	41
Section 7.01	Notices41
Section 7.02	Sole Discretion of Lender42
Section 7.03	Applicable Law; Submission and Consent to Jurisdiction; Service of Process.43
Section 7.04	Transfer of Loan.44
Section 7.05	Waiver of Right to Trial by Jury45
Section 7.06	Miscellaneous.45
Section 7.07	Release of Property47
Section 7.08	Substitution of Property and Borrower48
Section 7.09	Contributions and Waivers.50

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EXHIBITS

Exhibit A- Allocable Loan Amounts and Property Addresses for Land

Exhibit B – Security Instruments

Exhibit C – Ground Leases

Exhibit D – Immediate Repairs

ANNEXES

Annex A – Definitions

THIS LOAN AGREEMENT (as amended, modified, extended, renewed, restated or supplemented from time to time in accordance with Section 7.06(f), this “Loan Agreement”) is made as of the ___ day of May, 2021 (the “Effective Date”), by and among CEDAR CHRISTINA CROSSING, LLC, a Delaware limited liability company, CEDAR-REVERE LLC, a Delaware limited liability company, THE POINT ASSOCIATES, L.P., a Pennsylvania limited partnership, CEDAR-TREXLER PLAZA 2, LLC, a Delaware limited liability company, CEDAR-TREXLER PLAZA 3, LLC, a Delaware limited liability company, and LAWNDALE I, LP, a Delaware limited partnership, each having a place of business at 44 S. Bayles Ave., Port Washington, New York 11050, (individually, together with their respective successors and permitted assigns, each a “Borrower” and collectively, as the context requires, jointly and severally, “Borrowers”), and THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA, a New York corporation, having an office at 10 Hudson Yards, New York, New York 10001, its successors and assigns, as mortgagee (“Lender”).

RECITALS:

A.Pursuant to the terms of this Loan Agreement, Lender has made a loan to Borrowers in the original principal amount of One Hundred Fourteen Million and 00/100 Dollars ($114,000,000.00) (the “Loan”), which Loan is evidenced by a Promissory Note of even date herewith made by Borrowers and payable to Lender in the principal amount of the Loan (as amended, modified, extended, renewed, restated or supplemented from time to time in accordance with the provisions thereof, the “Note”).

B.To secure the payment of the Note and the payment and performance of all of the other Obligations (as defined in Annex A hereto), Borrowers have, among other things, executed and delivered to Lender the Security Instruments (as defined in Annex A).

C.For purposes of this Loan Agreement, capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in Annex A hereto, and the rules of construction set forth in Annex A shall govern the interpretation of this Loan Agreement.

Article I - REPRESENTATIONS AND WARRANTIES

Borrowers hereby represent and warrant to Lender as of the date hereof as follows:

Section 1.01Title

.  Each Borrower owns legally, beneficially and of record, and not as agent for any third party, the Land and Improvements attributable to the Property set forth next to its name on Exhibit A, in fee simple and has good and marketable title to such Property, free and clear of all liens, claims, charges, encumbrances and security interests, except for the Permitted Encumbrances.  Except with respect to any Permitted Encumbrances, no Borrower has taken, suffered or permitted any action, the effect of which would be to establish or cause the inception or priority of any mechanic’s notice of intention, mechanic’s or materialman’s lien, statutory or otherwise, or any other lien, claim, charge or encumbrance upon any of the Properties or any part thereof to be prior or superior to the lien and security interest of the respective Security Instrument.  Borrowers have no knowledge or written notice of any claim or any matter which would call any Borrower’s fee simple title into question or materially and adversely interfere with any Borrower’s exclusive right of possession to its respective Property (subject to the Leases heretofore granted), except for the Permitted Encumbrances.

Section 1.02Legal Status

and Authority.  Each Borrower (a) is duly organized, validly existing, and in good standing under the Laws of its Organization State and, if the Property State is not the Organization State, is qualified to transact business and is in good standing under the Laws of the State in which it owns Property; (b) has all necessary approvals, governmental and otherwise, and full power and authority to own its respective Property and carry on its business.

Section 1.03Consents; No Contravention

.  The execution, delivery and performance by Borrowers of the Loan Documents and the borrowing evidenced by the Note (a) have received all necessary approvals and consents; (b) will not violate, conflict with, breach, or constitute (with notice or lapse of time, or both) a default under (i) any Law; (ii) the governing instrument(s) of any Borrower; or (iii) any indenture, agreement, or other instrument to which any Borrower, or (to the best knowledge of Borrowers) any of the other Borrower Parties, is a party or by which it or any of its or their property may be bound or affected; (c) will not be in conflict with, result in breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, or encumbrance upon any of the Properties or other assets of any Borrower or (to the best knowledge of Borrowers) any other Borrower Party, other than the liens granted in the Security Instruments and this Loan Agreement or as otherwise expressly contemplated by the Loan Documents; and (d) will not require any consent, authorization or license from, or any filing with, any Governmental Authority or any other third party, public or private (except for (i) consents, authorizations and licenses that have already been obtained and (ii) the recordation of the Security Instruments, the Assignments of Leases and UCC filings).

Section 1.04Proceedings

.  There is no Proceeding pending and served or, to the knowledge of Borrowers, threatened in writing against, or affecting, any Property, any Borrower or any other Borrower Party at law, in equity or before or by any Governmental Authority, other than Proceedings related to claims covered by insurance.  No Borrower has received any written notice of any judgment, decree or order of any Governmental Authority that has been issued against any Property, any Borrower or any other Borrower Party, which has or may have any material adverse effect on the business or condition of any Property, any Borrower or any other Borrower Party.

Section 1.05	Status of Properties.

(a)Flood Hazard Area.  None of the Land or Improvements are located in a Special Flood Hazards Area or, if located within any such area, the applicable Borrower has and will maintain the flood insurance prescribed in Section 2.06 below.

(b)Permits; Compliance with Laws.  To Borrowers’ knowledge, except as disclosed in any Third-Party Report, each Borrower has obtained all Permits required of such Borrower for (i) the lawful operation of its Property for the Permitted Use, and (ii) the lawful conduct of its business, all of which Permits are currently in full force and effect.  Except as disclosed in a Third-Party Report, no Borrower has received written notice that any Property, or the operation of such

Property for the Permitted Use, is in violation of any applicable Laws or restrictive covenants disclosed in any Title Policy, which has not been remedied or satisfied.

(c)Utilities.  To Borrowers’ knowledge, each Property is served by all utilities (including water and sewer) required for the Permitted Use.

(d)Reserved.

(e)Construction Standards; Condition of Property. To Borrowers’ knowledge, and except as disclosed in the Third Party Reports, (i) all Improvements have been constructed and completed in a good and workmanlike manner and in accordance with all Laws, and (ii) all Improvements are in good condition and repair (reasonable wear and tear excluded), with no material deferred maintenance.

(f)Payment for Improvements.  All costs and expenses for labor, materials, supplies, and equipment used in the construction of the Improvements if performed by Borrower have been paid in full except for the Permitted Encumbrances.

(g)REA’s Etc.  To Borrower’s knowledge, all assessments or similar payments required to be made by the owner of any Property under any reciprocal easement agreement, declaration of easements, covenants and conditions, or similar agreement, have been paid and are current.

(h)Separate Tax Lot.  Except as disclosed in the Title Policies or other Third-Party Reports, to Borrowers’ knowledge, each Property is assessed for real estate tax purposes as one or more wholly independent tax lot(s), separate from any adjoining land or improvements, and no other land or improvements are assessed and taxed together with such Property.

(i)No Encroachments.  Except as shown on a survey delivered by Borrowers to Lender in connection with the Loan or as disclosed in any Permitted Encumbrance or any Third Party Reports, to Borrowers’ knowledge, none of the Improvements on any Property create an encroachment over, across or upon any of the applicable Property boundary lines and no buildings or other improvements on adjoining land create such an encroachment onto the applicable Property.

(j)Condominium Documents.  Borrower has delivered to Lender true, accurate and complete copies of the Condominium Documents.  As of the Effective Date, each Property subject to any of Condominium Documents is in compliance with the applicable Condominium Documents and all assessments and other common charges due under the Condominium Documents have been paid in full.  As of the Effective Date, no assessments are charged or assessed pursuant to the terms of the Suffolk Downs Condominium Documents.  As of the Effective Date, no default by any Borrower or Property has occurred under the Condominium Documents and is continuing, nor has any event occurred that, with the giving of notice, passage of time, or both, shall constitute a default under any of the Condominium Documents.

Section 1.06Tax Status of Borrower

s.  Each Borrower is not a Foreign Person within the meaning of the Code.  If any Borrower is a “disregarded entity” under the Regulations, none of the constituent entities of such Borrower that are not disregarded by the Code is a Foreign Person within the meaning of the Code.

Section 1.07Solvency; Bankruptcy and Equivalent Value

.  Borrowers and, to the best knowledge of Borrowers after due and diligent inquiry, Principal, is solvent, is able to pay its, his or her debts as they become due, and has no outstanding liabilities, Proceedings or garnishments which could render it, him or her insolvent.  No Bankruptcy Proceeding has been instituted by or against any Borrower, the Principals, any general partner of any Borrower (if any Borrower is a partnership), any manager or managing member of any Borrower (if any Borrower is a limited liability company), any trustee of any Borrower (if any Borrower is a trust) or any other Borrower Party within the last five (5) years.  Each Borrower has received reasonably equivalent value for granting of its Security Instruments.

Section 1.08Disclosure

.  As of the date hereof, there has been no material adverse change in any condition, fact, circumstance, or event that would make any such information materially inaccurate, incomplete or otherwise misleading.

Section 1.09Illegal Activities and Criminal Proceedings.

(a)Illegal Activities.  To the best of Borrowers’ knowledge after due and diligent inquiry, no portion of any Property has been or will be purchased, improved, fixtured, equipped or furnished by Borrower with proceeds of any illegal activity and to the best of Borrowers’ knowledge, no Tenant is conducting illegal activities at or on any Property.

(b)Criminal Proceedings.  No Borrower Party (i) has been charged, indicted or convicted in any Proceeding, or is currently under written threat of charge, indictment or conviction in any Proceeding, for any felony or crime punishable by imprisonment, including but not limited to the Racketeer Influenced and Corruption Organizations Act, 18 U.S.C. §§ 1961–1968 (“RICO”), or (ii)  has been a defendant in any Proceeding involving allegations of fraud, intentional misrepresentation or other acts of moral turpitude and relating, directly or indirectly, to (a) the ownership, operation, maintenance or management of real property or any interest therein, including the leasing thereof, or (b) any business, profession, trade or other commercial practice, activity, enterprise or venture.

(c)Certification of Compliance.  Borrowers shall deliver to Lender such certifications and/or other evidence periodically (but not more than once in any twelve (12) month period) reasonably requested by Lender in writing to verify the representations and warranties in this Section 1.09.

Section 1.10Anti-Terrorism Laws.

(a)OFAC Lists.

(i)No Borrower is, and to Borrowers’ knowledge, each other Borrower Party is not, a Prohibited Person; provided, however, that (x) with respect to Trust Beneficiaries, any Trust Beneficiaries holding interests in any Borrower, and any Trust Beneficiaries holding interests in any of the Principals, the foregoing representations and warranties are limited to Borrowers’ actual knowledge, and (y) with respect to Public Company Shareholders, any Public Company

Shareholders holding interests in any Borrower, or any Public Company Shareholders holding interests in any of the Principals, the foregoing representations and warranties are limited to Borrowers’ actual knowledge; and

(ii)Borrowers do not conduct any business with or engage in any transaction or dealing with any Prohibited Person.

(b)Other Anti-Terrorism Laws.  Borrowers and, to the knowledge of Borrowers, each other Borrower Party are in compliance with all Anti-Terrorism Laws applicable to them.  To the extent (if any) that any Borrower is required to do so, it has established and complies with policies and procedures reasonably designed to prevent and detect money laundering and to prevent other violations of the Anti-Terrorism Laws, including those relating to not conducting any business or engaging in any transaction or dealing with any Prohibited Person.

Section 1.11ERISA

.  Each Borrower represents and warrants to Lender that (a) such Borrower is not (i) a Plan, (ii) a Governmental Plan, or (iii) an entity the assets of which constitute “plan assets” of any Plan within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA; (b) neither such Borrower nor any of its ERISA Affiliates maintains a Plan subject to Title IV of ERISA or the minimum funding requirements of Section 303 of ERISA or contributes to, or has any obligation to contribute to, or liability under, any active or terminated Plan subject to Title IV of ERISA or the minimum funding requirements of Section 303 of ERISA; and (c) such Borrower is not subject to state Laws regulating investments and fiduciary obligations with respect to Governmental Plans.

Section 1.12Business Purpose

.  The proceeds of the Loan will be used for business, commercial, investment or other similar purpose and not for personal, family, household, agricultural or ranching use.

Section 1.13Controlled Substances

.  To Borrowers’ knowledge, its Property is not being used for the production, manufacture, possession, distribution or sale of marijuana, cannabis or their byproducts and no Tenant is using any Property for such purpose, other than the possession, distribution or sale of CBD and hemp products where such possession, distribution or sale does not violate any Laws.

Article II - COVENANTS AND AGREEMENTS

Borrowers covenant and agree with Lender as follows:

Section 2.01Payment of Obligations

.  Borrowers shall timely pay and cause to be performed the Obligations.

Section 2.02Continuation of Existence

.  No Borrower shall (a) dissolve, terminate, or otherwise dispose of, directly, indirectly or by operation of Law, all or substantially all of its assets; (b) reorganize or change its legal structure without Lender’s Approval, except as otherwise expressly permitted in this Loan Agreement; (c) change its name, address, or the name under which it conducts its business without promptly notifying Lender; or (d) do anything to cause the representations in Sections 1.02 or 1.06 to become untrue.

Section 2.03Assessments.

(a)Obligation to Pay Assessments.   Subject to Section 2.03(b) below, Borrowers shall pay all Assessments prior to the date any fine, penalty, interest or charge for nonpayment may be imposed. Unless Borrowers are making Deposits in accordance with Section 2.10, Borrowers shall provide Lender with receipts evidencing such payments (except for income taxes, franchise taxes, ground rents, maintenance charges, and utility charges) within thirty (30) days after their due date.

(b)Right to Contest.  So long as no Event of Default has occurred and is continuing, any Borrower may, at its sole expense, contest, pay under protest, or delay the payment of any Assessment by applicable proceeding, provided that (i) such Borrower gives Lender prior written notice of its intent to contest an Assessment; (ii) such Borrower demonstrates to Lender’s reasonable satisfaction that (1) such Borrower’s Property will not be sold to satisfy the Assessment prior to the final determination of the Proceeding; (2) such Borrower has taken any action that is required or permitted if necessary to accomplish a stay of any such sale; and (3) if such Borrower has not paid the sum being contested and is not otherwise making monthly Deposits to Lender under Section 2.10, then such Borrower has either, at Lender’s option, (x) furnished a bond or surety (reasonably satisfactory to Lender in form and amount) sufficient to prevent a sale of the applicable Property; or (y) deposited with Lender one hundred twenty-five percent (125%) of the full amount necessary to pay any unpaid portion of the Assessments.

(c)Transaction Taxes.  Borrowers shall pay all Transaction Taxes when assessed.  If Borrowers fail to pay the Transaction Taxes after demand by Lender, Lender may (but is not obligated to) pay such Transaction Taxes and any amount paid by Lender shall (i) be reimbursed by Borrowers to Lender within five (5) Business Days after written notice from Lender, and (ii) be part of the Obligations, bear interest at the Default Rate from the date incurred by Lender until reimbursed by Borrower, and shall be secured by the Security Instruments.

(d)Taxes on Loan Documents, Etc. If any Law (i) deducts from the value of real property for the purpose of taxation any lien or encumbrance thereon; (ii) taxes mortgages or deeds of trust, or debts secured by mortgages or deeds of trust, for federal, state or local purposes or changes the manner of the collection of any such existing taxes; and/or (iii) imposes a tax, either directly or indirectly, on any of the Loan Documents or the Obligations, Borrowers shall, if permitted by Law, pay such tax within the statutory period or within twenty (20) days after written demand by Lender, whichever is less; provided, however, that if, in the opinion of Lender, Borrowers are not permitted by Law to pay such taxes, Lender shall have the option to declare the Obligations immediately due and payable (without any Prepayment Premium) upon sixty (60) days’ notice to Borrowers.

Section 2.04Defense of Title, Proceedings and Rights under Loan Documents

.  Each Borrower shall warrant, defend and preserve its title to its respective Property, the validity, enforceability and priority of its respective Security Instruments and the lien or security interest created thereby, and any rights of Lender under the Loan Documents against the claims of all Persons, and except with respect to the Permitted Encumbrances, shall promptly after obtaining actual knowledge thereof notify Lender of any such claims. Lender (whether or not named as a party to such Proceedings) is authorized and empowered (but subject to the limitations of this Agreement, shall not be obligated) to take such additional steps as it may reasonably deem necessary or proper for the defense of any such Proceeding for the protection of the lien, security interest, validity, enforceability, or priority of each Security Instrument, title to each Property, or of any rights of Lender under the Loan Documents, including the employment of counsel, the prosecution and/or defense of such Proceedings, the compromise, release, or discharge of such adverse claims, the purchase of any tax title, the removal of any such liens and security interests, and any other actions Lender deems reasonably necessary to protect its security interest in the applicable Property. During the continuance of any Default, Borrowers authorize Lender, if Lender reasonably deems such action necessary to preserve its rights in the value of any collateral for the Loan, to take any actions required to be taken by Borrowers, or permitted to be taken by Lender, in the Loan Documents on behalf of any Borrower. Borrowers shall reimburse Lender within fifteen (15) days after written notice for all payments and expenses (including Attorneys’ Fees) made or incurred by Lender in connection with the foregoing and Lender’s exercise of its rights under the Loan Documents. All such payments and expenses of Lender, until reimbursed by Borrowers, shall be part of the Obligations, bear interest from the date on which due at the Default Rate, and be secured by the Security Instruments.

Section 2.05Compliance With Laws and Operation and Maintenance of Property.

(a)Maintenance, Use, of Property.

(i)Borrowers will operate and maintain each Property consistent with their conditions as of the date hereof and will promptly make all necessary repairs, replacements, additions, and improvements necessary to ensure compliance therewith. Borrowers will not cause, and will use commercially reasonable efforts to prevent, any of the Properties to be misused, physically wasted, or to deteriorate.  Each Borrower is currently using, and will continue to use, its Property for the Permitted Use, and will not use any of the Properties or permit any of the Properties to be used for any other use without Lender’s Approval.

(ii)Without limiting the general requirements of Section 2.05(a)(i) above, Borrower agrees that it will, within ninety (90) days following the Effective Date, (A) complete all items identified on Exhibit D attached hereto (the “Deferred Maintenance Items”), which Deferred Maintenance Items were identified in the property condition assessment reports obtained by Lender from Nova Group in connection with the making of the Loan and (B) identify and correct all fire code violations at Trexlertown Plaza.  Borrower shall notify Lender in writing when (1) the Deferred Maintenance Items are completed and (2) the Trexlertown Plaza fire code violations are cured.

(iii)Without limiting the general requirements of Section 2.05(a)(i) above, Borrower agrees that it will, within six (6) months following the Effective Date, (A) address to the reasonable satisfaction of ShopRite each of the repair items identified in paragraphs 2 – 6 on the “Disclosed Matters” schedule attached to the ShopRite Estoppel Certificate and (B) provide Lender a certification signed by Cedar Christina Crossing, LLC that such work has been completed.

(b)Alterations.  Borrowers shall not, without first obtaining the Approval of Lender, commence, nor allow to be commenced, any construction, alteration or modification of any of the Properties, except for new construction, alterations or modifications at a Property the cost of which aggregates during any Loan Year less than Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00).  Borrowers’ rights in the immediately preceding sentence shall be in addition to the following, each of which Borrowers shall have the right to perform without Lender’s Approval (and any amounts funded by Borrowers in connection with the following shall not count towards the numbers in the immediately preceding sentence): (i) decorative work performed in the ordinary course, (ii) tenant improvements and other alterations performed as required under any Lease existing on the date of this Loan Agreement or entered into in accordance with the Loan Documents, and (iii) alterations required for life/safety purposes or required to comply with Law.

(c)Personal Property.  Each Borrower will keep its respective Property fully equipped for its intended purpose as a retail rental property and will replace all worn out or obsolete Personal Property in a commercially reasonable manner with comparable fixtures or Personal Property.  No Borrower will, without Lender’s Approval, remove any Personal Property covered by any of the Security Instruments unless the same is replaced by the applicable Borrower in a commercially reasonable manner with a comparable article (i) owned by such Borrower free and clear of any lien or security interest (other than the Permitted Encumbrances); or (ii) leased by such Borrower if the replaced Personal Property was leased at the time of execution of this Loan Agreement (or if otherwise Approved by Lender).

(d)Compliance with Laws.  Borrowers shall comply in all material respects with and shall use commercially reasonable efforts to cause each Property to be maintained, used, and operated in compliance with all (i) Laws; (ii) duties or obligations of any kind imposed under any Permitted Encumbrance; and (iii) policies of insurance maintained by the applicable Borrower and at any time in force with respect to such Property.  If Proceedings are initiated against any Borrower or Property alleging, or any Borrower receives written notice, that any Borrower or any Property is not in compliance with any of the foregoing, such Borrower will promptly send Lender written notice thereof together with a copy of any written notice of such Proceedings or violation received by such Borrower.

(e)Rezonings, Etc.  Borrowers shall not, without Lender’s Approval: (i) initiate or support any zoning reclassification of any of the Properties or variance under existing zoning ordinances; (ii) modify any of the Permitted Encumbrances; (iii) impose any restrictive covenants or encumbrances upon any of the Properties; (iv) execute or file any subdivision plat affecting any Property; (v) consent to the annexation of any Property to any municipality; (vi) permit any Property to be used by the public or by any Person in a way that might make a claim of adverse possession or any implied dedication or easement possible; (vii) cause or permit any Property to become a non-conforming use under zoning ordinances or any present or future non-conforming use of any Property to be discontinued or (viii) fail to comply with the terms of any Permitted Encumbrance.  Notwithstanding the foregoing to the contrary, Lender’s approval shall not be required for any zoning reclassifications, zoning variance or change in use to the extent necessary to permit any Tenant to operate its business within the Property so long as such business or use is consistent with the requirements of the Loan Documents.

(f)Easements.  Borrowers shall not enter into any Easements without first obtaining the Approval of Lender (not to be unreasonably withheld).

(g)Title Estoppel Documents.  Borrower shall use its commercially reasonable best efforts to obtain and provide to Lender (i) a clean 6(d) condominium certificate, in recordable form and otherwise reasonably satisfactory to Lender and the title company issuing the Title Policies, with respect to the Suffolk Downs Condominium Documents and (ii) an estoppel certificate reasonably satisfactory to Lender, signed by Target Corporation, with respect to that certain Operation and Easement Agreement encumbering the Property owned by Cedar-Revere LLC.

(h)Condominium Documents.

(i)Borrower shall comply in all respects with the Condominium Documents and the decisions of each of the Condominium Associations (acknowledging that Borrower may contest decisions that Borrower reasonably determines are not consistent with the provisions of the Condominium Documents so long as such contest is not reasonably likely to impair Lender’s security for the Loan).

(ii)Borrower shall pay promptly all common charges and all other sums when due and payable under the terms of the Condominium Documents and, upon demand by Lender, shall furnish to Lender proof of payment of such charges and other sums. If Borrower fails to pay such common charges and other sums after demand by Lender, Lender may (but is not obligated to) pay such charges and others sums and Borrower shall reimburse Lender within five (5) Business Days after written notice for any amount(s) so paid with interest at the Default Rate.

(iii)Borrower shall fully and promptly perform and observe all of its obligations required to be performed under the Condominium Documents within the grace periods provided therein (if any).

(iv)

      Any default by Borrower under the Condominium Documents that is not cured within any applicable cure period specified in such Condominium Documents, and the resulting commencement by any third party of any enforcement action as a result thereof shall constitute an Event of Default under this Loan Agreement, unless Borrower has made arrangements reasonably required by Lender with respect to the protection of Lender’s interest in the Collateral.

(v)Borrower shall do all things necessary to preserve and keep unimpaired Borrower's rights under the Condominium Documents.

(vi)Borrower shall take all commercially reasonable steps to compel full performance by the Condominium Association of all material obligations to be performed or observed by such Condominium Association pursuant to the applicable Condominium Documents.

(vii)Borrower shall use diligent efforts to deliver or cause to be delivered to Lender, within thirty (30) days of Lender's request, an executed written statement from the Condominium Association certifying the dates to which the common charges for the applicable Property have been paid in advance by Borrower, and stating whether or not to the best knowledge of the Condominium Association, Borrower is in default in the performance of any covenant, agreement, or condition contained in the Condominium Documents, and if so, specifying each such default of which the Condominium Association has knowledge.

(viii)Borrower shall not vote to amend or modify or otherwise approve, consent to, or suffer the amendment or modification of any of the Condominium Documents in any manner whatsoever without obtaining Lender's prior written approval, which approval may be withheld by Lender in Lender's sole discretion; provided, however, that Lender agrees that it will not unreasonably withhold its consent to immaterial and ministerial amendments and modifications to the Condominium Documents. Borrower hereby irrevocably appoints Lender as Borrower's attorney-in-fact, such appointment coupled with an interest and irrevocable, following the occurrence and during the continuation of an Event of Default, to act on behalf of Borrower with respect to any vote. Borrower hereby agrees that with respect to any determination of the manner of disposition of casualty proceeds or any condemnation award received by a Condominium Association in respect of a Property, Borrower shall vote on such determination only at the prior written direction of Lender and consistent with the provisions of this Loan Agreement and the other Loan Documents.

(ix)Borrower shall not cause or allow any of the Condominium Documents to be amended or modified in connection with any expansion of either condominium and shall not exercise, cause to be exercised or vote in support of annexation of any additional land to either condominium without obtaining Lender’s Approval, which Approval may be withheld by Lender in Lender’s sole discretion.  Borrower hereby irrevocably appoints Lender as Borrower's attorney-in-fact, such appointment coupled with an interest and irrevocable, following the occurrence and during the continuation of an Event of Default, to act on behalf of Borrower with respect to the declarant rights, including Successor Declarant Rights (as defined in the Suffolk Downs Declaration) arising out of or related to the Suffolk Downs Declaration.

(x)Borrower shall immediately notify Lender in writing of the receipt by Borrower of any written notice or other writing or communication from the Condominium Association, or any person or party acting on behalf of the Condominium Association, noting or claiming any default by the Borrower in the performance or observance of any of the terms, conditions, or obligations under any of the Condominium Documents (which notice to Lender shall include a true, accurate, and complete copy of each such communication from the applicable Condominium Association).

(xi)Following the occurrence and during the continuation of an Event of Default, if any action, proceeding, motion, or notice shall be commenced or filed in respect of either of the Condominium Associations in connection with any case (including a case commenced or filed under the Bankruptcy Code), Lender shall have the option, to the exclusion of Borrower, exercisable upon notice from Lender to Borrower, to conduct and control any such litigation with counsel of Lender's choice. Lender may proceed in its own name or in the name of Borrower in connection with any such litigation, and Borrower agrees to execute any and all powers, authorizations, consents, or other documents required by Lender in connection therewith. Borrower shall reimburse Lender within ten (10) Business Days after written notice for all payments and expenses (including Attorneys’ Fees) made or incurred by it/them in connection with the foregoing and Lender's exercise of its rights hereunder. All such payments and expenses of Lender, until reimbursed by Borrower, shall be part of the Obligations, bear interest from the date on which due at the Default Rate, and shall be secured by the Security Instruments. Borrower shall not commence any action, suit, proceeding, or case, or file any application, or make any motion, in respect of the Condominium Documents in any case described in the foregoing sentences without the prior written consent of Lender.

(xii)Intentionally omitted.

Section 2.06Insurance.

(a)Property Insurance.  Borrower shall keep, or cause to be kept, each Property insured for the benefit of the Borrower that owns the applicable Property and Lender (with Lender named as mortgagee/loss payee) by (i) an “all risk” or “special form” property insurance policy with an agreed amount endorsement for Full Replacement Cost without any coinsurance provisions or penalties, or the broadest form of coverage available, in an amount sufficient to prevent Lender from ever becoming a coinsurer under the policy or Laws, and with a deductible not to exceed Twenty-Five Thousand Dollars ($25,000.00); (ii) a policy or endorsement insuring against both alien and domestic acts of terrorism without co-insurance for damage to such Property, or loss of Rents, caused by acts of terrorism; (iii) a policy or endorsement insuring against claims applicable to the presence of Mold; (iv) a policy or endorsement providing Rent Loss Insurance covering a period of not less than twelve (12) months of gross rent following the date of the Damage; (v) a policy or endorsement insuring against damage by flood if such Property is located in a Special Flood Hazard Area in an amount equal to the Allocable Loan Amount of such Property; (vi) a policy or endorsement covering against Damage from (1) sprinkler system leakage and (2) boilers, boiler tanks, HVAC and other building systems and equipment, pressure vessels, auxiliary piping, and similar apparatus, in such amounts as Lender shall determine; (vii) during the period of any construction, repair, restoration, or replacement of such Property a standard builder’s risk policy with extended coverage in an amount at least equal to the Full Replacement Cost; (viii) worker’s compensation, in statutory amounts; and (ix) a policy or endorsement covering against Damage by earthquake if required by Lender in such amounts as it shall reasonably determine.  Full Replacement Cost will be determined, at Borrower’s expense, periodically upon policy expiration or renewal by the insurance company or an appraiser, engineer, architect, or contractor approved by said company and Approved by Lender.

(b)Liability Insurance.  For each Property, Borrower shall maintain commercial general liability insurance with per occurrence limits of $1,000,000, a products/completed operations limit of $2,000,000, and a general aggregate limit of $2,000,000, with an excess/umbrella liability policy of not less than $5,000,000 per occurrence and annual aggregate covering the Borrower that owns the applicable Property, with Lender named as an additional insured, against claims for bodily injury or death or property damage occurring in, upon, or about such Property. In addition to any other requirements, if commercially available, such commercial general liability and excess/umbrella liability insurance shall provide insurance against acts of terrorism and against claims applicable to the presence of Mold, or such coverages shall be provided by separate policies or endorsements. The insurance policies shall also include operations and blanket contractual liability coverage which insures contractual liability under the indemnification set forth in Article VI below (but such coverage or the amount thereof shall in no way limit such indemnification).

(c)Additional or Changed Insurance Requirements.  Upon not less than sixty (60) days’ advance notice to Borrowers, Lender shall have the right to require that Borrowers carry such additional or different types, amounts or limits of insurance as Lender may reasonably require in accordance with standard practices in the lending industry for similarly situated properties.

(d)Policy Requirements.  All insurance required under this Section 2.06 shall be fully paid for, nonassessable, and the policies shall contain such provisions, endorsements, and expiration dates as Lender shall reasonably require.  The policies shall be issued by insurance companies authorized to do business in the applicable Property State, Approved by Lender, and must be rated “A” or better by A.M. Best (or if a rating by A.M. Best is no longer available, a similar rating from a similar or successor service) and have a Financial Size Category of “X” or higher.  Companies with A.M. Best ratings of “B” or “C” with reinsurance endorsements are not acceptable.  In addition, all policies shall (i) in the case of insurance required by Section 2.06(a), include a standard mortgagee clause, without contribution, in the name of Lender (and that of its subsidiaries’, Affiliates’, successors’ and assigns’), (ii) to the extent such insurance carrier will so agree to provide, provide that they shall not be canceled, amended, or materially altered (including reduction in the scope or limits of coverage) without at least thirty (30) days’ prior written notice to Lender except in the event of cancellation for non-payment of premium, in which case only ten (10) days’ prior written notice will be given to Lender, and (iii) include a waiver of subrogation clause substantially equivalent to the following: “The Company may require from the Insured an assignment of all rights of recovery against any party for loss to the extent that payment therefor is made by the Company, but the Company shall not acquire any rights of recovery which the Insured has expressly waived prior to loss, nor shall such waiver affect the Insured’s rights under this policy”.  If any insurance carrier refuses to agree that any policy will not be canceled, amended, or materially altered (including reduction in the scope or limits of coverage) without at least thirty (30) days’ prior written notice to Lender except in the event of cancellation for non-payment of premium, in which case only ten (10) days’ prior written notice will be given to Lender, Borrower shall provide notice of any of the foregoing to Lender on or before the later of (A) the time such notice would have been required from the insurer or (B) two (2) Business Days following Borrower’s receipt of such notice.

(e)Evidence of Insurance.  Borrowers shall deliver to Lender (i) original or certified copies of all policies (and renewals) required under this Section 2.06; and (ii) receipts evidencing payment of all premiums on such policies at least fifteen (15) days prior to their expiration.  If original and renewal policies are unavailable or if coverage is under a blanket policy, Borrowers shall deliver duplicate originals, or, if unavailable, acceptable ACORD 27 certificates (or equivalent certificates) evidencing that such policies are in full force and effect together with certified copies of the original policies. If coverage is under a blanket policy, such policy shall make specific reference to each Property and list all locations and insurable values of the properties included in the blanket policy.  In the event that such policies of insurance and evidence of the payment of the premiums therefor are not delivered to Lender, confirming that there will be no gaps in coverage or underinsurance as required by this Loan Agreement, each Borrower hereby expressly authorizes Lender to obtain, without notice to, or demand upon, any Borrower and without releasing any Borrower from any of such Borrower’s obligations hereunder, replacement insurance policies in such amounts, on such terms, and from such insurance agencies or companies as are suitable to Lender in Lender’s sole discretion, which replacement insurance, in Lender’s sole discretion, may protect only Lender’s interest in the applicable Property (or Properties) and need not protect any Borrower’s interest in the Property (or Properties).  If Lender obtains such replacement insurance policies, Lender shall invoice Borrowers for the amount of all fees, costs, and expenses related thereto, including any premiums paid by Lender, and Borrowers shall remit payment to Lender for such amount within five (5) Business Days of receiving such invoice.  Nothing contained herein shall in any way obligate Lender to obtain or maintain such replacement insurance policies, and Lender shall not incur any liability for obtaining, maintaining, failing to obtain, or failing to maintain any such replacement insurance policies, nor shall Lender incur any liability for any of the contents, form, or legal sufficiency of any such policies, the solvency of any agencies or companies issuing such policies, or the payment or defense of any Proceedings related thereto.  Except to the extent prohibited by Law, Lender may furnish to any insurance agency or company any information concerning the Loan or Borrowers, and any information contained in, or extracted from, any policy of insurance delivered to Lender hereunder.

(f)Waiver of Subrogation.  A waiver of subrogation required by Section 2.06(d) hereof shall be obtained by each Borrower from its insurers and, consequently, each Borrower for itself, and on behalf of its insurers, hereby waives and releases any and all right to claim or recover against Lender, its officers, employees, agents and representatives, for any Damage to any Borrower, other Persons or the Properties from any cause required to be insured against by the provisions of this Loan Agreement or otherwise insured against by Borrowers.

(g)Additional Insurance Requirements.  Borrowers shall not carry separate or additional insurance concurrent in form or contributing in the event of loss with that required under this Section 2.06 unless endorsed in favor of Lender in accordance with this Section 2.06 and Approved by Lender (not to be unreasonably withheld) in all respects.  In the event of foreclosure of any Security Instrument or other transfer of title or assignment of any of the Properties in extinguishment, in whole or in part, of the Obligations, all right, title, and interest of Borrowers in and to all policies of insurance then in force regarding the applicable Property and all proceeds payable thereunder and unearned premiums thereon shall immediately vest in the purchaser or other transferee of such Property.  No Approval by Lender of any insurer shall be construed to be a representation, certification, or warranty of its solvency.  No Approval by Lender as to the amount, type, or form of any insurance shall be construed to be a representation, certification, or warranty of its sufficiency.  Borrowers shall comply with all insurance requirements and shall not cause or permit any condition to exist which would be prohibited by any insurance requirement or would invalidate the insurance coverage on any of the Properties.

(h)Insurance for Condo Association. Borrower shall take such actions as are necessary to ensure that Borrower or each Condominium Association maintains an “all risk” or “special form” property insurance policy with an agreed amount endorsement for Full Replacement Cost of the common areas established pursuant to the applicable Condominium Documents without any coinsurance provisions or penalties, or the broadest form of coverage available, in an amount sufficient to prevent Lender from ever becoming a coinsurer under the policy or Laws, and with a deductible not to exceed Twenty-Five Thousand Dollars ($25,000.00), and commercial general liability insurance with per occurrence limits of $1,000,000, a products/completed operations limit of $2,000,000, and a general aggregate limit of $2,000,000, with an excess/umbrella liability policy of not less than $5,000,000 per occurrence and annual aggregate covering the applicable Condominium Association against claims for bodily injury or death or property damage liability occurring in, upon, or about any of the property owned or controlled by applicable Condominium Association (including, without limitation, the common areas and elements established pursuant to the applicable Condominium Documents), or any street, drive, sidewalk, curb, or passageway adjacent thereto.

(i)Payment of Lender’s Costs and Expenses.  Borrowers shall pay all costs and expenses, including Attorneys’ Fees, incurred by Lender in connection with Lender’s review and Approval of Borrowers’ (and any Condominium Association’s) insurance.

Section 2.07Damage and Destruction of Property.

(a)Notification of Lender, Etc.  In the event of any single instance of Damage in excess of $250,000.00, (i) the applicable Borrower shall promptly notify Lender after obtaining actual notice thereof, generally describing the extent of such Damage, and shall take all necessary steps to preserve any undamaged part of the Property; and (ii) such Borrower shall comply with other reasonable requirements established by Lender to preserve the security under this Loan Agreement.  Borrowers expressly assume all risk of loss from any Damage, whether or not insurable or insured against.

(b)Proof of Loss and Settlement of Claims.  Subject to Section 2.07(a) and (e), If any Damage occurs and some or all of it is covered by insurance, then Lender may, but is not obligated to, make proof of loss if not made promptly by the applicable Borrower, and Lender is authorized and empowered  by Borrowers to settle, adjust, or compromise any claims for such Damage. Notwithstanding the foregoing, Borrowers shall have the right to settle, adjust or compromise any claim for Damage if the total amount of such claim is less than the Casualty Threshold; provided that, Borrowers promptly use  such insurance proceeds for Restoration of the Damage and provide evidence thereof to Lender in a manner acceptable to Lender.

(c)Lender to Hold Insurance Proceeds.  Except as provided in Section 2.07(e) below, all insurance proceeds payable on account of such Damage shall be delivered to and held by Lender, to be applied in accordance with this Section 2.07, and each insurance company is authorized and directed to make payment directly to Lender for such Damage.  Except as otherwise expressly provided in Section 2.07(e) below, Borrowers shall have no right to such proceeds or to direct the use of the same.  If any Borrower receives any insurance proceeds for the Damage or in respect to any Property (except for proceeds relating to claims of less than the Casualty Threshold), such Borrower shall promptly deliver the proceeds to Lender. Any insurance proceeds held by Lender shall be held without the payment of interest thereon.  Notwithstanding anything in this Loan Agreement or at Law or in equity to the contrary, none of the insurance proceeds paid to Lender shall be deemed trust funds, and Lender may dispose of these proceeds as provided in this Section 2.07.

(d)Obligation to Undertake Restoration.  Upon the occurrence of any Damage, Borrowers shall diligently repair or restore (or cause to be repaired or restored) the damaged Improvements in accordance with this Section 2.07, regardless of the amount of Net Proceeds made available to pay for such Restoration and regardless of whether Borrowers were required by this Loan Agreement to insure against such Damage.  If Borrowers were required to maintain insurance by this Loan Agreement and failed to do so, such failure shall not relieve Borrowers of their obligation to undertake Restoration necessitated by any Damage that would have been covered by such insurance.

(e)Use of Proceeds for Restoration.  In the event the insurance proceeds are less than the Casualty Threshold, all insurance proceeds shall be delivered to Borrowers and Borrowers shall commence Restoration and shall diligently prosecute such Restoration to completion.  In the event the insurance proceeds are equal to or exceed the Casualty Threshold and are less than the Restoration Threshold, all Net Proceeds shall be delivered to, and be held by Lender and disbursed towards Restoration (together with any surplus remaining upon completion of the Restoration), subject to the following terms and conditions being satisfied, at Lender’s discretion, at the time of the Damage and at all times during the Restoration:

(i)no Event of Default shall have occurred and be continuing under the Loan Documents;

(ii)Lender shall have made a reasonable determination that the Restoration is permitted and will not violate any applicable Law;

(iii)Lender shall have made a reasonable determination that the time needed to complete the Restoration will (1) not result in its completion occurring within the 270 days immediately prior to the Maturity Date; and (2) not exceed 180 days from the date that the applicable Borrower has obtained any and all governmental permits and approvals required to effect the Restoration;

(iv)after giving effect to any terminations and any permanent rent abatements of or under any Leases (but without deduction for temporary rent abatements covered by Rent Loss  Insurance), the DSCR shall be no less than 3.00:1.00;

(v)Lender has determined in its good faith discretion that, upon completion of the Restoration, the outstanding principal amount of the Loan will not exceed sixty percent (60%) of the fair market value of the Property;

(vi)the Net Proceeds held by Lender, plus such other funds which Borrowers deposit with Lender at Lender’s written request, are sufficient, in Lender’s reasonable opinion, to restore the Property to substantially the same conditions as existed prior to such Damage; and if at any time Lender or Lender’s construction consultant, if applicable, makes an upward revision of the total remaining cost of Restoration as a result of any material change in the scope of such Restoration, and, as a result, Lender does not have available a sufficient amount of remaining Net Proceeds to pay the remaining cost of Restoration, Borrowers shall pay to Lender within ten (10) Business Days after Lender’s written demand such additional amounts as are necessary to cover the amount by which such upward revision exceeds the remaining Net Proceeds;

(vii)the disbursement of the Net Proceeds shall be in accordance with typical construction loan disbursement procedures established by Lender;

(viii)Borrowers shall have in place and provide to Lender a policy or policies of builder’s risk insurance in an amount not less than the full insurable value of the Property insuring against such risks (including without limitation fire and extended coverage, collapse of the Improvements and earthquake coverage, if applicable, to agreed limits) as Lender may reasonably request;

(ix)if required by Lender and customary given the scope and complexity of such Restoration, the Restoration shall be performed under the supervision of an architect or engineer (such architect or engineer being referred to hereinafter as the “Architect”) reasonably Approved by Lender and, before Borrowers commence any Restoration other than temporary work to protect property, remedy any unsafe condition or prevent interference with business, Lender shall have Approved (not to be unreasonably withheld) the construction contract and plans and specifications for such Restoration licensed in the state in which the applicable Property is located;

(x)Lender receives each request for payment on ten (10) days’ prior written notice accompanied by a certificate signed by the Architect, if applicable, otherwise by an officer of the applicable Borrower stating that to such officer’s knowledge: (1) the Restoration completed to date has been performed in compliance with the plans and specifications Approved by Lender; (2) the sum requested is necessary to reimburse Borrowers for payments by any Borrower to, or is due to, the contractor, subcontractors, materialmen, laborers, engineers, architects or other persons rendering services or materials for the Restoration (giving a brief description of such services, materials and related costs and to whom same is payable); and (3) the amount of the remaining Net Proceeds held by Lender (in addition to any amounts paid by Borrowers pursuant to this subparagraph) shall be sufficient to pay for the remaining portion of the Restoration in full upon completion of the same (giving in such reasonable detail as Lender may require an estimate of the cost of such completion);

(xi)each request for disbursement by Lender shall be accompanied by lien waivers reasonably satisfactory to Lender covering the part of the Restoration for which payment or reimbursement was requested in the immediately preceding request for payment and, if required by Lender, an endorsement to Lender’s title policy insuring that no liens (other than any notices of commencement or similar liens in the ordinary course) have been filed in connection with the Restoration performed to date;

(xii)if the cost of such Restoration is reasonably estimated to exceed $2,500,000.00, Lender receives, at Lender’s option, a completion bond satisfactory to Lender covering the Restoration (which threshold does not imply that Lender is under any obligation to allow application of Proceeds if the cost thereof exceeds such threshold);

(xiii)the Restoration is performed in accordance with, and the Property is at all times in compliance with, all Laws affecting the Property and/or such Restoration;

(xiv)the applicable Borrower (A) diligently pursues receipt of all applicable permits and approvals necessary to effect the Restoration, (B) commences such Restoration within sixty (60) days of the date upon which it has obtained any and all governmental permits or approvals required to effect Restoration and (C) thereafter diligently prosecutes the completion of the Restoration subject to typical force majeure events;

(xv)during Restoration, either (A) the aggregate monthly net income pursuant to Rent Loss Insurance and/or pursuant to all Leases remaining in full force and effect shall be in an amount sufficient to permit the payment of the monthly installments of the Debt, as well as all payments for Impositions required hereunder, or (B) Borrowers shall deposit with Lender the amount, as determined by Lender, of any deficiency for the foregoing;

(xvi)Lender receives the final request for payment after completion of the Restoration accompanied by a final lien waiver or waivers and a copy of any such certificate or certificates as shall be required by Law to render occupancy of the Improvements legal; and

(xvii)Lender shall have the right to hire its own consultants (e.g., architect and/or engineer or other), to act on its behalf, to review the plans or specifications or construction contracts submitted for Lender’s review and to monitor construction, and Borrowers shall pay such reasonable consultants’ fees.

(f)Lender’s Discretion.  In the event that at any time any of the terms and conditions set forth in subparagraph (e) above are not satisfied, or if the insurance proceeds exceed the Restoration Threshold, then Lender shall have the option, in its sole discretion, of paying or applying all or any part of the insurance proceeds: (i) to the payment of the Obligations (without any Prepayment Premium) in such order as Lender may determine with any surplus to be distributed to Borrowers; or (ii) to the Restoration of the Improvements.

(g)Administrative Fee.  Lender shall receive an administrative fee equal to Two Hundred Fifty and 00/100 Dollars ($250.00) for each disbursement of insurance proceeds made by it and Borrowers shall reimburse Lender for all costs incurred by Lender in connection with the foregoing including, but not limited to, reasonable consultants’ fees, reasonable Attorney’s Fees, and the fees and expenses of any construction loan administrator or servicer retained by Lender to administer the disbursement of insurance proceeds under this Section 2.07.

(h)Additional Security.  Borrowers shall execute, deliver, file and/or record, at its expense, such instruments as Lender reasonably requires to confirm and/or perfect Lender’s security interest in insurance proceeds and other rights granted pursuant to any Security Instrument.  Upon the occurrence and during the continuance of an Event of Default, Lender may exercise all of its rights and remedies as a secured party under the UCC with respect to such Net Proceeds, Rent Loss Proceeds and other rights described above.

Section 2.08Condemnation.

(a)Notification of Lender, Etc.  Each Borrower will promptly notify Lender after obtaining actual knowledge thereof of any Taking with respect to its Property.  Each Borrower shall, at its expense, (i) diligently prosecute all Proceedings in connection with such Taking, (ii) deliver to Lender copies of all papers served in connection therewith; and (iii) consult and cooperate with Lender in the handling of such Proceedings.  No settlement of such Proceedings shall be made by any Borrower without Lender’s Approval (not to be unreasonably withheld).  Lender may (but shall not be obligated to do so), after consultation with Borrowers,  appear in and prosecute in its own name any such Proceeding or make any compromise or settlement in connection with any Taking, and the applicable Borrower will sign and deliver all commercially reasonable instruments requested by Lender to permit this participation.

(b)Payment of Award to Lender.  Any Award is hereby assigned, and, subject to Section 2.08(e) below, shall be paid, to Lender. Each Borrower authorizes Lender to collect and receive all Awards, to give receipts for them, to accept them in the amount received without question or appeal, and/or to appeal any judgment, decree or order with respect to any Award. Each Borrower will sign and deliver all instruments reasonably requested by Lender to permit these actions.

(c)Application of Award.  Subject to Section 2.08(e) below, Lender may apply any Award in any order it determines (i) to reimburse Lender for all costs related to collection of the Award; and (ii) at Lender’s option, to (1) payment (without any Prepayment Premium) of all or part of the Obligations, whether or not then due and payable, in the order determined by Lender (provided that if any Obligations remain outstanding after this payment, the unpaid Obligations shall continue in full force and effect and Borrowers shall not be excused in the payment thereof); or (2) the Restoration.  If all or any portion of the Award is applied to the Obligations, unless Lender agrees otherwise, all regular installments of principal and interest payable under the Note shall continue to be due and payable as provided therein until the Obligations have been paid in full.  If any Borrower receives any Award required to be paid to Lender under Section 2.08(b) above, such Borrower shall promptly deliver such Award to Lender.  Notwithstanding anything in this Loan Agreement or at Law or in equity to the contrary, none of the Award paid to Lender shall be deemed trust funds and Lender may dispose of these proceeds as provided in this Section 2.08.  Upon any application of any Award to the Obligations, the Allocable Loan Amount for the Property subject to the Taking at issue shall be deemed reduced hereunder dollar for dollar until such Allocable Loan Amount equals zero, with any remaining Award reducing all other Allocable Loan Amounts proportionally.

(d)Payment of Obligations.  Notwithstanding any Taking, Borrowers shall continue to pay and perform the Obligations as provided in the Loan Documents. Any reduction in the Obligations due to application of the Award shall take effect only upon Lender’s actual receipt and application of the Award to the Obligations. If the applicable Property shall have been foreclosed, sold pursuant to any power of sale granted under the applicable Security Instrument, or transferred by deed-in-lieu of foreclosure prior to Lender’s actual receipt of the Award, Lender may apply the Award received to the extent of any deficiency upon such sale and the incurrence of costs by Lender in connection with such sale.

(e) Right to Award.  Notwithstanding anything in this Section 2.08 to the contrary, so long as (i) no Event of Default shall have occurred and be continuing, (ii) Borrower can establish to the reasonable satisfaction of Lender that the Taking does not adversely impact the use of any building (or rentable square footage therein), amenity or parking area located on the Property, and (iii) Borrower restores the Property to the extent necessary as reasonably determined by Lender in its reasonable discretion, then such Award may, at Borrower’s election, be paid directly to Borrower or Lender shall pay over to Borrower, the amount of the Award actually received by Lender, less any amount due to Lender as reimbursement of its costs related to collection of the Award.

Section 2.09Certain Liens and Liabilities

.  Borrowers shall pay, bond in a manner Approved by Lender, or otherwise discharge all liens, security interests, encumbrances and charges (a) of mechanics, material men, laborers and other Persons for all materials supplied and work performed in respect of the Properties; (b) of judgment creditors; (c) intentionally omitted; and (d) created as a result of Borrowers’ consensual acts and not otherwise provided in clauses (a) – (c), which in each case, if unpaid, might result in, or permit the creation of, a lien, security interest, encumbrance or charge on any Property other than a Permitted Encumbrance, and Borrowers shall, at their sole expense, do everything necessary to preserve the lien and security interest created by each Security Instrument and its priority.  Nothing in the Loan Documents shall be deemed or construed as constituting the Approval or request by Lender, express or implied, to any contractor, subcontractor, laborer, mechanic or materialman for the performance of any labor or the furnishing of any material for any improvement, construction, alteration, or repair of any of the Properties.  Borrowers further agree that Lender does not stand in any fiduciary relationship to any Borrower.  Any contributions made, directly or indirectly, to any Borrower by or on behalf of any of its partners, members, principals or any party related to such parties shall be treated as equity and shall be subordinate and inferior to the rights of Lender under the Loan Documents.

Section 2.10Tax and Insurance Deposits

.  Each Borrower shall deliver to Lender all tax bills, bond and assessment statements, statements of insurance premiums, and statements for any other Impositions as soon as practicable after the same are received by such Borrower.  Borrowers shall promptly notify Lender of any changes to the amounts, schedules and instructions for payment of the Impositions within thirty (30) days of Lender’s written request therefor, which shall not be requested more than is reasonable.  Borrowers shall make monthly Deposits to Lender in an amount sufficient to pay the Impositions at least thirty (30) days before they are due.  Lender shall estimate the amount of the Deposits until ascertainable.  At that time or at any other time that Lender reasonably determines that the Deposits are insufficient, Borrowers shall deposit any deficiency reasonably determined by Lender within five (5) Business Days after written notice from Lender.  During the continuation of any Default, each Borrower authorizes Lender or its agent to obtain the bills for Assessments directly from the appropriate Governmental Authority or other Person issuing such bill.  All Deposits are pledged to Lender and shall constitute additional security for the Obligations.  The Deposits shall be held by Lender without interest (except to the extent required by Law) and may be commingled with other funds.  If (a) there is no Event of Default at the time of payment, (b) Borrowers have delivered bills or invoices to Lender for the Impositions in sufficient time to pay them when due; and (c) the Deposits are sufficient to pay the Impositions or Borrowers have deposited the necessary additional amount, then Lender shall pay the Impositions prior to their due date.  Any Deposits remaining after payment of the Impositions shall, at Lender’s option, be credited against the Deposits required for the following year or paid to Borrowers.  If an Event of Default occurs and is continuing, the Deposits may, at Lender’s option, be applied to the Obligations in any order of priority, without relieving Borrowers of their obligation to pay the Impositions when they become due.  Any application to principal during an Event of Default shall be deemed a prepayment subject to the applicable Prepayment Premium.  Borrowers shall not claim any credit against the principal and interest due under the Note for the Deposits.  Upon an assignment or other transfer of the Note and this Loan Agreement, Lender shall pay over the Deposits in its possession to the assignee or transferee and then it shall be completely released from all liability with respect to the Deposits.  Borrowers shall look solely to the assignee or transferee with respect thereto.  This provision shall apply to every transfer of the Deposits to a new assignee or transferee.  Subject to Article III, a transfer of title to the Land shall automatically transfer to the new owner the beneficial interest in the Deposits.  Upon full payment and satisfaction of the Note and this Loan Agreement or, at Lender’s option, at any prior time, the balance of the Deposits in Lender’s possession shall be paid over to the Borrowers and no other party shall have any right or claim to the Deposits.  Lender may transfer all its rights and duties under this Section 2.10 to such servicer or financial institution as Lender may periodically designate in writing to Borrowers and Borrowers agree to make the Deposits to such servicer or institution.

Section 2.11ERISA.

(a)Source of Funds.  Borrowers understand and acknowledge that, as of the date hereof, the source of funds from which Lender is extending the Loan will include one or more of the following accounts: (i) an “insurance company general account,” as that term is defined in Prohibited Transaction Class Exemption 95-60 (60 Fed. Reg. 35925 (Jul. 12, 1995)), as amended (“PTE 95-60”) as to which Lender meets the conditions for relief in Sections I and IV thereof; (ii) pooled and single client insurance company separate accounts, which are subject to the provisions of ERISA; and (iii) one or more insurance company separate accounts maintained solely in connection with fixed contractual obligations of the insurance company, under which the amounts payable or credited to the plan are not affected in any manner by the investment performance of the separate account.

(b)Prohibited Transaction.  (1) Lender covenants, represents and warrants that the execution, delivery and performance of this Loan Agreement and the transactions contemplated hereunder, including an extension of any Loan, do not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code by reason of PTE 95-60 or another applicable exemption, all of the conditions of which are and will be met; and (2) subject to Lender’s compliance with, and the accuracy of the representation in, clause (b)(1) immediately above, Borrowers covenant, represent and warrant that they shall not engage in any transaction which would cause any obligation or action, taken or to be taken, to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(c)Certification.  Borrowers shall deliver to Lender such certifications and/or other evidence periodically requested by Lender, in its sole discretion, to verify the covenants, representations and warranties in Section 2.11(b) above.  Notwithstanding anything in the Loan Documents to the contrary, no sale, assignment, or transfer of any direct or indirect right, title, or interest in any Borrower or any Property (including creation of a junior lien, encumbrance or leasehold interest) shall be permitted which would, in Lender’s reasonable opinion, negate Borrowers’ representations in this Section 2.11 or cause an ERISA Violation.  At least fifteen (15) days before consummation of any of the foregoing, Borrowers shall obtain from the proposed transferee or lienholder (i) a certification to Lender that the covenants, representations and warranties of this Section 2.11 will be true after consummation; and (ii) an agreement to comply with this Section 2.11.

(d)Survival.  The Obligations of Borrowers under this Section 2.11 shall survive repayment and performance of the other Obligations and any transfer of title to the Properties or any portion thereof by foreclosure sale under any Security Instrument or by deed in lieu of such foreclosure.

Section 2.12Environmental Indemnity

.  Borrowers shall comply with all of the terms, covenants and conditions of the Environmental Indemnity, and hereby re-make all covenants, representations and warranties made by them in the Environmental Indemnity, which are incorporated in this Loan Agreement by reference as if fully set forth herein.  Subject to the limitations set forth in the Environmental Indemnity, the Obligations of Borrowers under this Section 2.12 shall survive repayment and performance of the other Obligations and any transfer of title to the Properties or any portion thereof by foreclosure sale under any Security Instrument or by deed in lieu of such foreclosure.

Section 2.13Electronic Payments

.  Unless directed otherwise in writing by Lender, all payments due under the Loan Documents shall be made by electronic funds transfer debit entries to one or more Borrower accounts at an Automated Clearing House member bank reasonably satisfactory to Lender or by similar electronic transfer process selected by Lender. Each payment due under the Loan Documents shall be initiated by Lender, its loan servicer or such other party as Lender may designate, through the Automated Clearing House network (or similar electronic process) for settlement on the due date for the payment. Borrowers shall, at Borrowers’ sole cost and expense, direct their respective bank in writing to permit such electronic fund transfer debit entries (or similar electronic transfer) to be made by Lender, its loan servicer or such other party as Lender may designate.  Prior to the due date for each payment under the Loan Documents, Borrowers shall deposit and/or maintain sufficient funds in Borrowers’ account(s) to cover each debit entry. Any charges or costs, if any, by Borrowers’ bank(s) for the foregoing shall be paid by Borrowers.

Section 2.14Inspection

.  Borrowers shall allow Lender and any Person designated by Lender to, upon not less than forty-eight (48) hours prior notice to (or less notice in cases in which Lender reasonably determines that access is necessary in order to prevent injury to persons or material loss of property) enter upon the Properties and conduct tests or inspect the Properties at all reasonable times, subject to the rights of Tenants under the Leases. Borrowers shall assist Lender and such Person in effecting said inspection.

Section 2.15Records, Reports, and Audits

.

(a)Maintenance of Books and Records; Required Reports.  Borrowers shall maintain complete and accurate books and records with respect to all operations of, or transactions involving, the Properties. Annually, on or prior to March 31st of each calendar year, Borrowers shall furnish to Lender (i) financial statements, prepared in accordance with generally accepted accounting principles, consistently applied, for the immediately preceding calendar year (including a schedule of all related obligations and contingent liabilities) for each Borrower and each of the Principals; (ii) operating statements showing cash flow and capital expenditures for each Property including income and expenses (before and after debt service) and major capital improvements; (iii) a budget showing projected income and expenses (before and after debt service) and capital expenditures for the next twelve (12) month budget period; (iv) any appraisals of the Properties performed during the previous calendar year; and (v) any sales figures reported to it by retail Tenants of the Properties for the prior calendar year, to the extent disclosure of such sales figures is not prohibited by any applicable Lease.  On or prior to March 31st of each calendar year and on or prior to the tenth (10th) day of the month after each calendar quarter thereafter, Borrowers shall furnish to Lender a current rent roll for each Property.

(b)Required Principal Reporting.  On or prior to March 31st of each calendar year, Borrowers shall submit (or cause to be submitted) to Lender a certificate signed by (i) the chief financial officer or other similar executive officer of each Principal that is not a natural person; or

(ii) if any Principal(s) are natural persons, such Principal(s), setting forth in reasonable detail each Principal’s Net Worth and Liquid Assets as of the end of the immediately preceding calendar year. Upon the occurrence and during the continuance of an Event of Default under the Loan Documents, Borrowers shall submit (or cause to be submitted) to Lender, on or prior to March 31st of each calendar year, copies of any written default notices received by Principal(s) in respect of any indebtedness of Principal(s) for the prior calendar year.

(c)Delivery of Reports.  All of the reports, statements, and items required under this Section 2.15 (i) shall be certified as being true, correct, and complete in all material respects by the applicable Borrower or other Person for which or whom the applicable report, statement or item is prepared; (ii) upon the occurrence and during the continuance of an Event of Default, at Lender’s option, shall, if required to be delivered to Lender annually, be audited by a “Big 4” accounting firm or other accounting firm or other certified public accountant acceptable to Lender at Borrowers’ expense; (iii) shall be satisfactory to Lender in form and substance; and (iv) shall be delivered on or before the due date thereof.  If any report, statement, or item is not received by Lender on or before its due date, and such failure continues for more than ten (10) days after written notice thereof to Borrowers, which notice shall specifically state which reports are missing, Borrowers shall pay to Lender, to compensate Lender for the administrative expense likely to be incurred by Lender as a result of such delinquent report, statement or item, a late fee of Five Hundred and No/100 Dollars ($500.00) for each such delinquent report, statement or item for each month or partial month beyond the due date thereof that Lender has not received same; provided however, if any report is missing due to circumstances beyond Borrowers’ control, and Borrowers are diligently pursuing the production and delivery of any such report, Borrowers shall have additional time to deliver any such report, not to exceed sixty (60) additional days.  Borrowers hereby acknowledge that such late fee is applicable to each reporting document that is delinquent and is not a single charge for all reporting documents that are delinquent at the same time.  Borrowers shall, (y) subject to any confidentiality restrictions imposed upon Borrower or the Principals by any party other than a Borrower Party, provide Lender with such additional financial, management, or other information regarding Borrowers, the Principals, or the Properties as Lender may reasonably request; and (z) upon Lender’s request, deliver all items required by this Section 2.15 in an electronic format (i.e. on CD-ROM or external hard drive) or by electronic transmission acceptable to Lender.

(d)Right to Examine Records.  Borrowers shall allow Lender or any Person designated by Lender to examine and make copies of all such books and records and all supporting data at the place where these items are located at all reasonable times after reasonable advance notice, provided that no notice shall be required after any Event of Default.  Borrowers shall assist Lender in effecting such examination.  Upon five (5) Business Days’ prior notice, Lender may inspect and make copies of the income tax returns of any Borrower, its general partner(s) (if such Borrower is a partnership) or its manager (if such Borrower is a limited liability company) for the purpose of verifying any items referenced in this Section 2.15.

(e)Delivery of W-9.  Within ten (10) days after Lender’s written request, but in no event more than two (2) times in any twelve month period, Borrowers and any Principal(s) shall deliver to Lender an IRS Form W-9 for each Borrower, each completed and signed by the Borrower and/or Principal(s), as applicable.

Section 2.16Borrowers’ Certificates

.  Within ten (10) Business Days after Lender’s written request, Borrowers shall furnish a written certification to Lender and any Investor, in form and substance reasonably acceptable to Lender and any such Investor, to Borrowers’ knowledge as to (a) the amount of the Obligations outstanding; (b) the interest rate, terms of payment, and maturity date of the Note; (c) the date to which payments have been paid under the Note; (d) whether, to Borrowers’ knowledge, any offsets or defenses exist against the Obligations and a detailed description of any listed; (e) whether all Leases are in full force and effect and have not been modified (or if modified, setting forth all modifications); (f) the date to which the Rents have been paid; (g) whether, to the best knowledge of Borrowers have given or received any written notice of defaults under the Leases and a detailed description of any listed; (h) the security deposit held by the applicable Borrower under each Lease and that such amount is the amount required under such Lease; (i) whether, to Borrowers’ knowledge, there are any Defaults or Events of Default and a detailed description of any such listed Defaults or Events of Default; (j) whether Borrowers then claim that the Loan Documents are not in full force and effect; and (k) any other matters reasonably requested by Lender related to the Leases, the Obligations, the Properties, or the Loan Documents.

Section 2.17Additional Security

.  The taking of additional security, execution of partial releases, or extension of the time for the payment obligations of Borrowers shall not diminish the effect and lien of any Security Instrument or this Loan Agreement and shall not affect the liability or obligations of any maker or guarantor.  Lender may enforce the Loan Documents or any other security in such order and manner as permitted by applicable law, the provisions of this Agreement and any other Loan Documents as Lender may determine in its discretion.

Section 2.18Further Acts

.  Borrowers shall take all reasonably necessary actions to keep valid and effective the lien and rights of Lender under the Loan Documents. Promptly upon request by Lender, and at Borrowers’ expense, Borrowers shall execute additional instruments and take such actions as Lender reasonably believes are necessary to (a) maintain or grant Lender a first-priority, perfected lien on the Properties; (b) grant to Lender, to the fullest extent permitted by Law, the right to foreclose on, or transfer title to, any Property or Properties non-judicially; (c) correct any error or omission in the Loan Documents; and (d) effect the intent of the Loan Documents, including filing/recording the Loan Documents, additional mortgages or deeds of trust, financing statements, and other instruments, in the case of loan documents substantially in the form of the existing Security Instruments and other Loan Documents.

Section 2.19Compliance With Anti-Terrorism Laws.

(a)Conducting Business with Certain Persons.  Borrowers will not conduct business with or engage in any transaction or dealing with any Prohibited Person.

(b)Compliance with Anti-Terrorism Laws.  Borrowers, as well as the Principals and all other Borrower Parties, will comply at all times with the requirements of the Anti-Terrorism Laws.  To the extent (if any) required to do so, Borrowers, as well as the Principals and all other Borrower Parties will maintain established policies and procedures reasonably designed to prevent and detect money laundering and to prevent other violations of the Anti-Terrorism Laws, including those related to not conducting any business or engaging in any transaction or dealing with any Prohibited Person.

(c)Notice of OFAC Violation.  In the event of an OFAC Violation, Borrowers will immediately (i) give notice to Lender of such OFAC Violation upon becoming aware thereof; and (ii) comply with all Laws applicable to such OFAC Violation (regardless of whether the Prohibited Person is located within the jurisdiction of the United States of America), including the Anti-Terrorism Laws and Borrowers hereby authorize and consent to Lender’s taking any and all steps Lender deems necessary, in its sole discretion, to accomplish Lender’s compliance with all Laws applicable to any such OFAC Violation, including the requirements of the Anti-Terrorism Laws (including the “freezing” and/or “blocking” of assets).

(d)Confirmation of OFAC Information.  Upon Lender’s request from time to time during the term of the Loan, but not more than once in any twelve (12) month period, Borrowers agree to deliver a certification, in form and substance satisfactory to Lender, confirming that the representations and warranties set forth in Section 1.10 above remain true and correct as of the date of such certification and confirming Borrowers’ and the Principals’ compliance with this Section 2.19.

Section 2.20Expenses and Advances.

(a)Payment Required.  In addition to any payments specified in the Loan Documents, Borrowers shall pay, within ten (10) Business Days of Lender’s written demand, all out-of-pocket costs, expenses, and disbursements, including Attorneys’ Fees, incurred by Lender and/or Borrowers in connection with the following:

(i)any amendment to, consent, approval, Approval or waiver required or requested by Borrowers under this Loan Agreement or any of the other Loan Documents (whether or not any such amendment, consent, approval, Approval or waiver is entered into or granted);

(ii)defending or participating in any Proceeding arising from actions by third parties and brought against or involving Lender with respect to:  (1) any Property; (2) any event, act, condition, or circumstance in connection with any Property; or (3) the relationship between or among, Lender, any Borrower or Borrowers and Principals in connection with any Security Instrument, this Loan Agreement or any of the other Loan Documents or any of the transactions contemplated by the Security Instruments, this Loan Agreement or any of the other Loan Documents;

(iii) the administration or enforcement of, or preservation of rights or remedies under this Loan Agreement or any of the other Loan Documents in accordance with the provisions of the Loan Documents, including or in connection with any sale, Transfer, lease, or other encumbrance of any of the Properties or any interest therein, any transfer of any of the Obligations, Proceedings, and/or the foreclosure, sale or transfer by deed-in-lieu of foreclosure of any of the Properties pursuant to one or more of the Security Instruments or any of the other Loan Documents; and

(iv) the occurrence of an Insolvency Event or if any Bankruptcy Proceeding is instituted by or against any Borrower or any of the Principals, or any other Borrower Party.

(b)Certain Remedies for Non-Payment.  If Borrowers fail to pay any amounts or perform any actions required under the Loan Documents, and such failure gives rise to an Event of Default, then Lender may (but shall not be obligated to) advance sums to pay such amounts or perform such actions.  In such event, Borrowers grant Lender the right to enter upon and take possession of any or all of the Properties to prevent or remedy any such failure and the right to take such actions in the applicable Borrower’s name.  No advance or performance by Lender shall be deemed to have cured a Default.  All (i) sums advanced by or payable to Lender pursuant to this Section 2.20 or under Laws; or (ii) except as expressly provided in the Loan Documents, payments due under the Loan Documents which are not paid in full when due, shall: (1) be deemed demand obligations; (2) bear interest from the due date at the Default Rate until paid if not paid within five (5) Business Days after written notice; (3) be part of, together with such interest, the Obligations; and (4) be secured by the Loan Documents.  Lender, upon making any such advance, shall also be subrogated to the rights of the Person receiving such advance.

Section 2.21Subrogation

.  If any proceeds of the Note were used to extinguish, extend or renew any indebtedness on any of the Properties, then, to the extent of the funds so used, (a) Lender shall be subrogated to all rights, claims, liens, titles and interests existing on such Property held by the holder of such indebtedness; and (b) these rights, claims, liens, titles and interests are not waived but rather (i) shall continue in full force and effect in favor of Lender; and (ii) are merged with the lien and security interest created by the Loan Documents as cumulative security for the payment and performance of the Obligations.

Section 2.22Permits

.  Borrowers shall obtain and at all times shall keep in full force and effect and shall use commercially reasonable efforts to cause all occupants of the Properties to keep in full force and effect all Permits necessary for the lawful use, occupancy and operation of each of the Properties by Borrowers for the Permitted Use and the conduct of the applicable Borrower’s business and the businesses of all occupants of such Property.  Borrowers shall comply in all material respects and at all times with, all of the terms and conditions of the Permits applicable to each Property or Borrower and shall promptly notify Lender of any violation of or noncompliance with any such Permit of which any Borrower may become aware.  To the maximum extent permitted by such Permits, Borrowers hereby assign, convey and transfer to Lender all of Borrowers’ right, title and interest in, to and under the Permits applicable to each Property or Borrower, as security for the Obligations.  Upon the occurrence and during the continuance of an Event of Default, Lender may exercise all of its rights and remedies as a secured party under the UCC with respect to such Permits.

Section 2.23Parking

.  At all times Borrowers will maintain or cause to be maintained sufficient paved, on-site parking spaces at each of the Properties to comply with the terms of all Leases related to such Property and all applicable zoning regulations.

Section 2.24Controlled Substances

.  Borrowers shall not, and shall not permit any other Person to, produce, manufacture, possess, distribute or sell marijuana, cannabis or their byproducts at any of the Properties, other than the possession, distribution or sale of CBD and hemp products where such possession, distribution or sale does not violate any  Laws.

Section 2.25Property Management

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(a)At all times Borrowers will cause each Property to be managed (i) in accordance with all Laws; (ii) by a property management company reasonably satisfactory to Lender; and (iii)

pursuant to a written property management agreement Approved by Lender (as Approved, each a “Property Management Agreement”).  Each Property Management Agreement shall be terminable at will by the applicable Borrower upon thirty (30) days prior written notice and shall be subject and subordinate to the lien and terms of the applicable Security Instrument and the other Loan Documents by execution of a subordination of management agreement on Lender’s then standard form.  In no event shall any property manager be removed or replaced or the terms of any Property Management Agreement be modified or amended without the Approval of Lender.  Upon the occurrence and during the continuance of (A) an Event of Default; or (B) a default under any Property Management Agreement, which default is not cured within any applicable grace and/or cure period thereunder, Lender shall have the right to direct the applicable Borrower to terminate (and Borrower shall so terminate) such Property Management Agreement upon thirty (30) days’ notice.  In the event that any property manager provides cause for termination, including, without limitation, gross negligence, willful misconduct or fraud, Lender shall have the right to direct the applicable Borrower to immediately terminate (and such Borrower shall so terminate) such Property Management Agreement.

(b)Notwithstanding Section 2.25(a) above, it is understood and agreed that each Borrower currently self-manages its respective Property and pays itself (or its Affiliate) a three percent (3%) management fee.  Each Borrower hereby covenants and agrees that its right to pay itself (or its Affiliate) a management fee, and all present and future unpaid fees, is hereby made unconditionally subject and subordinate to the lien and charge of the Security Instrument encumbering its Property and the rights, privileges and powers of Lender thereunder, and shall hereafter be junior and inferior to the terms and conditions of such Security Instrument and the other Loan Documents.  Borrower shall not engage a property manager without Lender’s Approval and any such engagement shall be in accordance with the terms of Section 2.25(a) above.  In the event that Lender reasonably determines that any of the Properties are not being managed in accordance with generally accepted management practices for properties similar to the applicable Property, Lender shall deliver written notice thereof to Borrower, which notice shall specify with particularity the grounds for Lender’s determination.  If (i) Lender determines that the conditions specified in Lender’s notice are not remedied to Lender’s satisfaction by the applicable Borrower within thirty (30) days from receipt of such notice or that Borrower has failed to diligently undertake correcting such conditions within such thirty (30) day period, or (ii) an Event of Default has occurred and continuing, (A) Borrower shall, at Lender’s direction, engage a professional third party property manager reasonably acceptable to Lender and enter into a Property Management Agreement and subordination in accordance with Section 2.25(a) above and (B) Borrowers shall thereafter cause the Properties to have professional management and to comply with the terms of Section 2.25(a) above.

Section 2.26Property Leasing

.  At all times Borrowers will cause each Property to be leased (i) in accordance with all Laws and (ii) if pursuant to a leasing agreement with a leasing agent, (A) by a leasing agent reasonably satisfactory to Lender; and (B) pursuant to a written leasing agreement Approved by Lender (as Approved, each a “Leasing Agreement”).  Each Leasing Agreement shall be terminable at will by the applicable Borrower upon thirty (30) days prior written notice and shall be subject and subordinate to the lien and terms of the applicable Security Instrument and the other Loan Documents by execution of a subordination of leasing agreement on Lender’s then standard form.  In no event shall any leasing agent be removed or replaced or the terms of any Leasing Agreement be modified or amended without the Approval of

Lender.  Upon the occurrence and during the continuance of (1) an Event of Default; or (2) a default under any Leasing Agreement, which default is not cured within any applicable grace and/or cure period thereunder, Lender shall have the right to direct the applicable Borrower to terminate (and Borrower shall so terminate) such Leasing Agreement upon thirty (30) days’ notice.  In the event that any leasing agent provides cause for termination, including, without limitation, gross negligence, willful misconduct or fraud, Lender shall have the right to direct the applicable Borrower to immediately terminate (and such Borrower shall so terminate) such Leasing Agreement.

Section 2.27Panera Tenant Improvement Reserve.

(a)Deposit of Funds; Grant of Security Interest.  On the date of this Loan Agreement, The Point Associates, L.P. (“The Point Borrower”) has deposited with Lender the sum of Two Hundred Thirty Thousand Dollars ($230,000.00) (the “Panera Tenant Improvement Reserve Funds”).  Borrowers hereby (i) grant to Lender a first priority security interest in the Panera Tenant Improvement Reserve Funds and any and all monies deposited at or after the date hereof in any reserve account as additional security for payment and performance of the Obligations, (ii) acknowledge and agree that the Panera Tenant Improvement Reserve Funds are pledged to Lender as additional security for the Obligations and (iii) agree take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Panera Tenant Improvement Reserve Funds, including, without limitation, filing or authorizing Lender to file UCC financing statements and continuations thereof.

(b)Release of Panera Tenant Improvement Reserve Funds.  So long as no Event of Default then exists, Lender shall disburse the Panera Tenant Improvement Reserve Funds to The Point Borrower not later than ten (10) Business Days following The Point Borrower providing (i) evidence reasonably satisfactory to Lender that the conditions to the payment by The Point Borrower of the Panera tenant improvement allowance set forth in the Panera Lease have been satisfied and that all sums due to Panera by The Point Borrower have been paid and (ii) a tenant estoppel certificate from Panera, in form and content reasonably satisfactory to Lender, that confirms, among other things, that (x) all improvements required to be completed by The Point Borrower have been completed, (y) no sums are due from The Point Borrower to Panera and (z) Panera has commenced payment of rent in accordance with the terms of the Panera Lease.  If any Event of Default exists at the time that The Point Borrower would otherwise be entitled to the disbursement of the Panera Tenant Improvement Reserve Funds, such disbursement shall, unless Lender elects to apply the Panera Tenant Improvement Reserve Funds to the Obligations in accordance with the terms of this Section 2.27, be released by Lender to The Point Borrower not later than ten (10) Business Days following the cure of such Event of Default.

(c)Application of Panera Tenant Improvement Reserve Funds to the Obligations.  Upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any or all of the Panera Tenant Improvement Reserve Funds to the satisfaction of the Obligations in any order, in its sole discretion. Any application of the Panera Tenant Improvement Reserve Funds to principal due to Borrower’s failure to comply with the obligations of this Section 2.27 shall be deemed a prepayment subject to the applicable Prepayment Premium.

(d)Panera Tenant Improvement Reserve Funds Generally.  Borrowers acknowledge and agree that the Loan has been fully funded on the date of this Loan Agreement.  The Panera Tenant Improvement Reserve Funds shall be held by Lender without interest (except to the extent required by Law), shall not constitute trust funds, and may be commingled with other funds of Lender.  Lender shall have no obligation to keep or maintain such Panera Tenant Improvement Reserve Funds in interest bearing accounts.  If Lender elects in its sole and absolute discretion to keep or maintain the Panera Tenant Improvement Reserve Funds in an interest bearing account, all interest earned or accrued thereon shall be for the account of and be retained by Lender.  Lender shall not be responsible and shall have no liability whatsoever for the rate of return earned or losses incurred on the investment of the Panera Tenant Improvement Reserve Funds.  Upon assignment or other transfer of the Note and this Loan Agreement, Lender shall pay over the Panera Tenant Improvement Reserve Funds in its possession, if any, to the assignee or transferee and then it shall be completely released from all liability with respect to the Panera Tenant Improvement Reserve Funds.  Borrowers shall look solely to the assignee or transferee with respect thereto.  This provision shall apply to every transfer of the Panera Tenant Improvement Reserve Funds to a new assignee or transferee. Upon full payment and satisfaction of the Note and this Loan Agreement or, at Lender’s option, at any prior time, the balance of the Panera Tenant Improvement Reserve Funds in Lender’s possession shall be paid over to the applicable Borrower and no other party shall have any right or claim to the Panera Tenant Improvement Reserve Funds.  Lender may transfer all its rights and duties under this Section 2.27 to such servicer or financial institution as Lender may periodically designate in writing to the Borrower.

Article III - SALE, TRANSFER, OR ENCUMBRANCE OF THE PROPERTY; Leases of the Property

Section 3.01Due-on-Sale or Encumbrance

.  Except as otherwise expressly provided in this Article III, Lender may accelerate the Obligations and the entire Obligations (including a Prepayment Premium calculated by using the Alternate Prepayment Premium) shall become immediately due and payable, if any of the following shall occur, whether occurring in a single transaction or in a series of transactions (each and collectively, a “Prohibited Transfer”):

(a)a direct or indirect sale, conveyance, assignment, transfer or disposal of, divesting of title to, mortgage, pledge or encumbrance of or grant of a security interest or other lien on, or grant of any easement or right-of-way with respect to all or any portion of any Property or any interest in any Property, in any manner whatsoever, whether voluntary or involuntary (each and collectively, a “Transfer”), except (i) for Permitted Encumbrances; (ii) any Transfer as a result of a Taking; (iii) liens, security interests, encumbrances and charges that a Borrower pays, bonds or otherwise discharges, or is contesting, in all events in accordance with Section 2.03 and/or 2.09 hereof; and (iv) as otherwise permitted by this Section 3.01;

(b)any merger or consolidation of, or any Transfer or dissolution involving all or substantially all of the assets of, (i) any Borrower; (ii) any Principal; (iii) any general partner, managing member, sole member, manager or trustee of any Borrower; or (iv) any other Person in Control of any Borrower;

(c)if any Borrower is a corporation, any Transfer of more than forty-nine percent (49%) of the voting shares in such corporation;

(d)if any Borrower is a partnership, any Transfer of a general partnership interest or of more than forty-nine percent (49%) of voting limited partnership interests in such Borrower or the conversion of any Person holding any general partnership interest in such Borrower to a corporation, limited partnership interest, limited liability company or any other type of entity with limited liability;

(e)if any Borrower is a limited liability company, any Transfer of the membership interest of any managing member or of the sole member, if any, or of more than forty-nine percent (49%) of the non-managing membership interests of such Borrower;

(f)if any Borrower is a trust, any resignation, removal or substitution of the trustee or any Transfer of more than forty-nine percent (49%) of the beneficial interests of Borrower;

(g)any other Transfer of more than forty-nine percent (49%) of the voting interests of Borrower;

(h)notwithstanding anything to the contrary herein, the pledge of any direct or indirect interest in any Borrower that would, if realized upon, violate any other provision of this Section 3.01;

(i)any division of any Borrower or any Principal into two (2) or more separate entities with the dividing entity either continuing or terminating its existence as part of such division, including as contemplated under Section 18-217 of the Delaware Limited Liability Act for limited liability companies formed under Delaware law and under Section 10.001 et seq. of the Texas Business Organizations Code for entities formed under Texas law, or any analogous action taken pursuant to any other Laws with respect to any corporation, limited liability company, partnership or other entity; or

(j)any other event resulting in a change of Control of any Borrower or any Principal.

Notwithstanding the foregoing, if the death of or the removal from Control of any Borrower of any natural person who has a direct or indirect ownership, beneficial or voting interest in any Borrower or who is a general partner, managing member, sole member, manager or trustee of any Borrower or is otherwise in Control of any Borrower would cause a Prohibited Transfer, then the provisions of this Section 3.01 shall not apply to such Transfer; provided, however, that if such natural person is a general partner, managing member, sole member, manager or trustee of any Borrower or is otherwise in Control of any Borrower, then any successor to such natural person must be reasonably satisfactory to Lender.  In addition, Transfers, issuances or redemptions of common stock of any Person that is publicly traded shall not be restricted or require Lender consent.

Section 3.02   Permitted Transfers

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(a)One-Time Right to Transfer Properties.  Notwithstanding Section 3.01 above, Borrowers shall have a one-time right to sell their entire interest in the Properties and assign all of their rights and obligations under the Loan Documents to a single third party (or to Affiliated third parties under common ownership and Control) (“Transferee”); provided that:

(i)at the time of the Transfer, there shall not exist an Event of Default;

(ii)Transferee expressly assumes all of the obligations of the Borrowers, and the principal(s) of Transferee (“Transferee’s Principal(s)”) expressly assume all of the obligations of Principal(s), under and pursuant to this Loan Agreement, the Note, the Security Instruments, the Environmental Indemnity, the Limited Guaranty and all other Loan Documents on such terms and conditions and pursuant to such documentation as is acceptable to Lender, in its sole discretion;

(iii)Lender shall have given its prior written Approval, in its sole and absolute discretion, to Transferee’s and Transferee’s Principal(s) credit history, reputation, legal organization, financial strength and experience in the ownership, operation and management of properties similar to the Properties; provided, however, that such Approval shall not be unreasonably withheld if Transferee and Transferee’s Principal(s) are reputable institutional purchasers possessing experience in owning and operating properties (A) consisting of at least the same amount of square footage of properties owned and operated by Principal (including for this purpose entities owned, managed or controlled by Principal) at the time of such Transfer, and (B) similar in size, scope, use and value as the Properties, all as determined by Lender in its reasonable discretion;

(iv)Lender, at its option, receives a then current phase I environmental report with respect to each Property in form and substance satisfactory to Lender from a consultant Approved by Lender;

(v)Lender shall have received a transfer premium equal to one percent (1%) of the principal amount outstanding under the Note as of the date of such Transfer;

(vi) at the time of the Transfer, the DSCR shall be no less than the greater of (A) 3.0 to 1.0, or (B) the DSCR at the time Borrowers notify Lender of their desire to exercise their one-time right under this Section 3.02(a);

(vii)at the time of the Transfer, the Debt Yield shall be no less than the greater of (A) ten percent (10%), or (B) the Debt Yield at the time Borrowers notify Lender of their desire to exercise their one-time right under this Section 3.02(a);

(viii)Borrowers shall pay or cause Transferee to pay all actual out-of-pocket third-party costs and expenses incurred by Lender in connection with any such Transfer, including, without limitation, reasonable attorneys’ fees, and the cost of an endorsement to Lender’s title insurance policy, insuring the continuing first priority of Lender’s lien; and

(ix)Lender receives a legal opinion reasonably acceptable to it from counsel for Transferee and Transferee’s Principal(s) addressing (A) the due organization and authorization of Transferee and Transferee’s Principal(s); (B) the enforceability of the Loan Documents against them; and (C) such other matters reasonably required by Lender given the context of the transaction.

(b)One-Time Right to Transfer 100% of Beneficial Interests in Borrowers.  Notwithstanding Section 3.01 above, a one-time Transfer of 100% of the direct or indirect equity interests in Borrowers to a single third party (or to Affiliated third parties under common ownership and Control) (“Equity Transferee(s)”) shall be permitted; provided that:

(i)the conditions set forth in clauses (i), (iv), (v), (vi), (vii) and (viii) of Section 3.02(a) above are satisfied;

(ii)a guarantor having a Net Worth of at least the Minimum Net Worth and Liquid Assets of at least the Minimum Liquid Assets and otherwise acceptable to Lender in its reasonable discretion expressly assumes all of the obligations of Principal(s) under and pursuant to the Environmental Indemnity, the Limited Guaranty and any other Loan Document to which Principal(s) are a party, on such terms and conditions and pursuant to such documentation as is acceptable to Lender, in its reasonable discretion;

(iii)Lender shall have given its Approval to Equity Transferee(s)’ credit history, reputation, legal organization, financial strength and experience in the ownership, operation and management of properties similar to the Properties; provided, however, that such Approval shall not be unreasonably withheld if Equity Transferee(s) are reputable institutional purchasers possessing experience in owning and operating properties (A) consisting of at least the same amount of square footage of properties owned and operated by Principal (including for this purpose entities owned, managed or controlled by Principal) at the time of such Transfer, and (B) similar in size, scope, use and value as the Properties, all as determined by Lender in its reasonable discretion;

(iv)after taking the Transfer into account, Borrowers continue to be in compliance with the representations, warranties and covenants set forth in Sections 1.09, 1.10, 1.11, 1.13, 2.11, 2.19 and 2.24 of this Loan Agreement (except for any falsity resulting from events or occurrences not constituting a breach of Borrowers’ obligations under the Loan Documents); and

(v)Lender receives a legal opinion reasonably acceptable to it from counsel for Equity Transferee(s) addressing (A) the due organization and authorization of Equity Transferee(s); (B) the enforceability of the Loan Documents and any ancillary transaction documents against them; and (C) such other matters reasonably required by Lender given the context of the transaction.

Section 3.03Principals.

(a)If any Principal is a natural person and dies or is removed from Control of any Borrower while the Note is outstanding then, not later than five (5) months following the death or removal of such Principal, Borrowers shall provide to Lender for its prior written consent (which consent shall not be unreasonably withheld or delayed, it being understood and agreed that the estate of such deceased Principal is not acceptable to Lender), a substitute Principal or Principals and documentation to verify that such substitute Principal or Principals are in Control of such Borrower and have a Net Worth of at least the Minimum Net Worth and Liquid Assets of at least the Minimum Liquid Assets.  If written consent is given by Lender, the substitute Principal or Principals shall execute and deliver to Lender, within thirty (30) days after Lender consents in writing to the substitute Principal or Principals, a limited guaranty, an environmental indemnity agreement and a Principal(s)’ certificate identical (except as to the name of the obligor thereunder and similar conforming changes) in form and substance to the Limited Guaranty, the Environmental Indemnity and the Principal’s Closing Certificate, respectively, executed by the Principal who died or was removed from Control.

(b)If the Principal shall fail to maintain during the term of the Loan (i) a Net Worth of at least the Minimum Net Worth; and/or (ii) Liquid Assets of at least the Minimum Liquid Assets, then, not later than ninety (90) days following Lender’s written request, Borrowers shall provide to Lender for its prior written approval (which approval shall not be unreasonably withheld or delayed), a substitute Principal or Principals and documentation to verify that such substitute Principal or Principals, together with any other Principal(s), are in Control of Borrowers and collectively maintain (1) a Net Worth of at least the Minimum Net Worth; and (2) Liquid Assets of at least the Minimum Liquid Assets.  If written consent is given by Lender, such substitute Principal or Principals shall execute and deliver to Lender, within thirty (30) days after Lender consents in writing to the substitute Principal or Principals, a limited guaranty, an environmental indemnity agreement and a Principal(s)’ certificate identical (except as to the name of the obligor thereunder and similar conforming changes) in form and substance to the Limited Guaranty, the Environmental Indemnity and the Principal’s Closing Certificate, respectively, executed by the Principal or Principals who failed to collectively maintain (x) a Net Worth of at least the Minimum Net Worth; and/or (y) Liquid Assets of at least the Minimum Liquid Assets.

(c)Borrowers shall pay all out-of-pocket costs and expenses, including Attorneys’ Fees, incurred by Lender in connection with any request for written consent by Lender under this Section 3.03, whether or not such consent is granted, and the preparation and execution of any documentation required under this Section 3.03.

Section 3.04Leases.

(a)Subordination of Leases.  Unless otherwise Approved by Lender or as set forth in any Leases extant at the inception of this Loan, all Leases shall be absolutely subordinate to the lien of the applicable Security Instrument, but may contain a provision reasonably satisfactory to Lender that, in the event of the exercise of the private power of sale or a judicial foreclosure thereunder, such Lease, at the sole and exclusive option of the purchaser at such sale, shall not be terminated and the Tenant thereunder shall attorn to such purchaser and, if requested to do so, shall enter into a new Lease for the balance of the term then remaining upon the same terms and conditions.

(b)Obligations of Borrowers as to Leases.  Borrowers: (i) shall observe and perform in all material respects all the obligations imposed upon each Borrower, as lessor under the Leases; (ii) shall enforce all of the terms, covenants and conditions contained in the Leases upon the part of lessee thereunder to be observed or performed; (iii) shall not collect any of the Rents more than one (1) month in advance except as otherwise expressly required per the terms of the applicable Lease; (iv) except in connection with this Loan, shall not execute any other assignment of lessor’s interest in the Leases or the Rents; (v) shall not, without Lender’s Approval, surrender or terminate or consent to the cancellation, surrender or termination of any Lease or any part thereof, now existing or hereafter made, or consent to the release of any party thereto, except in the ordinary course of operating the Properties; (vi) shall not convey or transfer or suffer or permit a conveyance or transfer of any Property or of any interest therein so as to effect a merger of the estates and rights of, or a termination or diminution of the obligations of, any Tenant thereunder; (vii) shall not consent to any assignment of or subletting under the Leases not in accordance with their terms or in the ordinary course of operating the applicable Property; (viii) shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Properties as Lender shall from time to time reasonably require; and (ix) shall notify Lender of any default of any Tenant or any Borrower or any circumstance or other event arising under a Lease in each case that would entitle or permit any Borrower or any Tenant to cancel the Lease, abate any rent payable thereunder, or pursue any “self-help” remedy thereunder.  If requested by Lender, Borrowers shall deliver to Lender an estoppel certificate from each Tenant under any Lease on Lender’s then-current form of tenant estoppel certificate.

(c)New Leases, Amendment, Modification, Etc., of Leases.

(i)Each Lease for any portion of the Properties entered into after the date of this Loan Agreement shall be subject to Lender’s Approval, and as a condition to granting such Approval, Lender may require a subordination, non-disturbance and attornment agreement (“SNDA”) among Lender, the applicable Borrower, and the Tenant, which agreement shall (1) subject and subordinate such Lease to the lien and terms of the applicable Security Instrument and the other Loan Documents, (2) subordinate the Tenant’s rights to casualty and condemnation proceeds and (3) be on Lender’s then-current form with reasonable modifications as may be requested by any Tenant or, if a form SNDA is attached to any Lease with a national Tenant, be on such form, subject to reasonable modifications requested by Lender; provided, however, no such SNDA shall be required from any Tenant whose Lease is self-subordinating.

Without limiting the generality of the foregoing, each Lease entered into after the date of this Loan Agreement shall contain a provision stating that (x) the Tenant uses, generates, stores and disposes of no Hazardous Material, except those customarily and currently used in the Tenant’s normal business operations (which Hazardous Material is to be identified in an exhibit to the Lease and which shall be, in any event, subject to Lender’s Approval), and that in any event all such Hazardous Material will only be used in the leased premises (A) in non-reportable quantities; and (B) in compliance with all Environmental Requirements; and (y) any secured lender of the applicable Borrower may conduct periodic inspections at the expense of such Borrower to verify that such use, storage, generation, treatment, disposal or release is in compliance with all Environmental Requirements (provided, however, the foregoing shall not prohibit any Borrower from requiring that such Tenant reimburse such Borrower for such costs).  Borrowers agree that the use of any such Hazardous Material shall be subject to the review and approval of Lender’s environmental consultant.  Borrowers shall include in all Leases entered into after Closing a prohibition against the production, manufacture, possession, distribution or sale of marijuana, cannabis or their byproducts; provided, however, a Lease may permit the possession, distribution and sale of CBD and hemp products at a Property where such possession, distribution or sale does not violate any applicable Laws.

(ii)Notwithstanding clause (i) above, so long as no Event of Default shall be continuing, Lender’s Approval shall not be required for any Lease entered into after the date of this Loan Agreement if the Tenant under such Lease and its Affiliates are then leasing space pursuant to one or more Leases aggregating ten percent (10%) or less of the applicable Property’s net rentable area (after giving effect to the proposed Lease); provided that (A) the Lease is on a standard form lease previously Approved by Lender without the addition of, or material modification to, any Material Term; (B) the Lease represents a bona-fide arm’s length transaction with a third party not Affiliated with the applicable Borrower; and (C) the Lease provides for a market term of at least three (3) years and no more than fifteen (15) years and the payment of market rents.

(iii) Borrowers shall not, without Lender’s Approval, amend, modify, extend, renew or supplement any Lease if (A) any Borrower’s execution of such Lease required Lender’s Approval when entered into (or, with respect to Leases extant at the inception of this Loan Agreement, the Lease is of the type that would have required Lender’s Approval if entered into after the date hereof); or (B) such Lease, after giving effect to the proposed amendment, modification, extension, renewal or supplement, would be a Lease of the type that would have required Lender’s Approval.

(iv)Borrowers shall promptly give Lender written notice, together with a fully executed and completed copy of all Leases, amendments and modifications entered into after the date of this Loan Agreement, whether or not Lender’s Approval is required.  In addition, Borrowers shall submit Microsoft Word copies of all Leases and other documents required to be Approved by Lender under this Section 3.04.

(v)If Lender’s Approval is required for any Lease or any amendment or modification of a Lease and Borrowers request Lender’s Approval in writing, and such written request is neither Approved nor denied within ten (10) Business Days following Lender’s receipt (together with the Lease or the amendment or modification (as applicable), a comparison of the proposed, unexecuted Lease to Borrowers’ standard form lease previously Approved by Lender (as applicable), Tenant financials, if appropriate, and such other documentation which Lender may reasonably request), Lender’s Approval shall be deemed given; provided that Borrowers’ request for Lender’s Approval shall bear the following legend typed in bold, capital letters at the top:  “IF LENDER SHALL FAIL TO EITHER APPROVE OR DENY BORROWERS’ REQUEST FOR LENDER’S APPROVAL OF THE ENCLOSED PROPOSED LEASE OR PROPOSED AMENDMENT OR MODIFICATION OF A LEASE WITHIN TEN (10) BUSINESS DAYS AFTER LENDER’S RECEIPT HEREOF, LENDER SHALL BE DEEMED TO HAVE APPROVED SUCH LEASE OR AMENDMENT OR MODIFICATION”; and provided, further that, the deemed Approval provision in this sentence shall not apply in the event the Lease or amendment or modification of a Lease, or the request for such Lease or amendment or modification of a Lease, does not comply with the provisions of this subsection.

Article IV - DEFAULTS AND REMEDIES

Section 4.01Events of Default

.  Each of the following shall be an “Event of Default”:

(a)if Borrowers fail to make any payment of principal or interest when due under the Note (excluding the payment due on the Maturity Date) or fail to make any Deposits if and when required under this Loan Agreement, and such failure continues uncured for five (5) days after the applicable due date, without any requirement for notice thereof from Lender;

(b)if Borrowers fail to make any payment of principal or interest when due under the Note on the Maturity Date or fail to make any other payment when due on the Maturity Date under the Note, this Loan Agreement or the other Loan Documents;

(c)if Borrowers fail to make any other payment when due under the Note, this Loan Agreement or the other Loan Documents (except as specified in Section 4.01(a) or Section 4.01(b)), and such failure continues for five (5) days after written notice thereof from Lender;

(d)if any representation or warranty made in connection with the Loan or the Obligations or made in the Loan Commitment or in the Loan Documents shall be false or misleading in any material respect at the time when made;

(e)[Intentionally Omitted];

(f)if a Prohibited Transfer occurs which is not otherwise permitted under Article III;

(g)if an “Event of Default” described in any other provision of this Loan Agreement occurs;

(h)if any Borrower fails to comply with the provisions of Section 3.03;

(i)if an Insolvency Event occurs;

(j)if any Bankruptcy Proceeding is instituted by or against any Borrower, any of the Principals or any Person in Control of any of the Borrowers or any of the Principals, and, if instituted against such Person, is allowed, consented to, or not dismissed within the earlier to occur of (i) ninety (90) days after such institution; or (ii) the filing of an order for relief;

(k)[Intentionally Omitted];

(l)if Borrowers shall fail at any time to obtain, maintain, renew, or keep in force the insurance policies required by Section 2.06 hereof or any of the other Loan Documents;

(m)[Intentionally Omitted]

(n)if any claim of priority (except based upon a Permitted Encumbrance) to the Loan Documents by title, lien, or otherwise shall be upheld by any court of competent jurisdiction or shall be consented to by any Borrower;

(o)the occurrence of any RICO Violation;

(p)the occurrence of any ERISA Violation;

(q)the occurrence of any OFAC Violation;

(r)if any report, statement or item required under Section 2.15 is not received by Lender after the expiration of (i) thirty (30) days after written notice from Lender (the “First Notice”) plus (ii) ten (10) days after delivery of a second written notice from Lender (the “Second

Notice”), which Second Notice shall not be delivered before the date that is thirty (30) days after delivery of the First Notice;

(s)the occurrence of any event or circumstance identified as an “Event of Default” under any Loan Document other than this Loan Agreement; and

(t)except for the occurrence of the events listed in the other clauses of this Section 4.01, if Borrowers fail to perform or comply with any other provision contained in this Loan Agreement or in any of the other Loan Documents and such failure is not cured within thirty (30) days after written notice thereof by Lender (the “Grace Period”); provided, however, that the Grace Period may be extended for up to an additional sixty (60) days (for a total of ninety (90) days from the date of Default) if (i) Borrowers commence and diligently pursue the cure of such Default and deliver (within the Grace Period) to Lender a written request for more time; and (ii) Lender determines in good faith that (A) such Default cannot be cured within the Grace Period but can be cured within ninety (90) days after the Default; (B) no lien or security interest created by the Loan Documents will be impaired prior to completion of such cure; and (C) Lender’s immediate exercise of any remedies provided hereunder or by Law is not necessary for the protection or preservation of one or more of the Properties or Lender’s security interest.

Section 4.02Remedies

.  If an Event of Default occurs, Lender, or any Person designated by Lender, may (but shall not be obligated to) take any action (separately, concurrently, cumulatively, and at any time and in any order) permitted under any Laws, without notice, demand, presentment, or protest (all of which are hereby waived), to protect and enforce Lender’s rights under the Loan Documents or Laws including the following actions:

(a)accelerate and declare the entire unpaid Obligations, or any part thereof represented by a promissory note constituting one of the Severed Loan Documents, in Lender’s sole discretion, immediately due and payable, except for Events of Defaults under Section 4.01(i) or (j) which shall automatically make the Obligations immediately due and payable;

(b)recover judgment on the Note either before, during or after any Proceedings for the enforcement of the Loan Documents and without any requirement of any action being taken to (i) realize on any Property; or (ii) otherwise enforce the Loan Documents;

(c)seek specific performance of any provisions in the Loan Documents;

(d)apply any Deposits to the following items in any order and in Lender’s sole discretion: (i) the Obligations; (ii) costs incurred by Lender in administering or enforcing its rights under this Loan Agreement; (iii) advances made by Lender under the Loan Documents; or (iv) the Impositions; or

(e)exercise any remedies specifically provided for in, or available pursuant to Law under, any Security Instrument or other Loan Document.

With respect to Borrowers and the Properties, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any individual Property for the satisfaction of any of the Obligations in preference or priority to any other individual Property, and Lender may seek satisfaction out of all of the Properties or any part thereof, in its sole and absolute discretion in respect of the Obligations.  In the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan pursuant to subsection (a) above, Lender may foreclose one or more of the Security Instruments to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by one or more of the Security Instruments as Lender may elect.  Notwithstanding foreclosure under one or more of the Security Instruments, the Properties subject to the Security Instruments under which no foreclosure has occurred shall remain subject to such Security Instruments to secure payment of the remainder of the Obligations outstanding and not previously recovered.

Following and during an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, security instruments and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole and absolute discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder.  Borrowers shall execute and deliver to Lender from time to time, promptly after the written request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender.  Each Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, such Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until five (5) days after written notice has been given to Borrowers by Lender of Lender’s intent to exercise its rights under such power and Borrowers have failed to so execute such requested documentation.  The Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrowers only as of the date of this Loan Agreement.

Section 4.03Expenses

.  All costs, expenses, or other amounts paid or incurred by Lender in the exercise of its rights under the Loan Documents including, without limitation, Attorneys’ Fees, together with interest thereon at the applicable interest rate specified in the Note, which shall be the Default Rate unless prohibited by Law, shall be (a) part of the Obligations; (b) secured by the Security Instruments; and (c) allowed and included as part of the Obligations in any foreclosure, decree for sale, or other judgment or decree enforcing Lender’s rights under the Loan Documents.

Section 4.04Additional Provisions as to Remedies

.  No failure, refusal, waiver, or delay by Lender to exercise any rights under the Loan Documents upon any Event of Default shall impair Lender’s rights or be construed as a waiver of, or acquiescence to, such or any subsequent Default or Event of Default. No recovery of any judgment by Lender and no levy of an execution upon any of the Properties or any other property of Borrowers shall affect the lien and security interest created by the Security Instruments and such liens, rights, powers, and remedies shall continue unimpaired as before. Lender may resort to any security given by the Security Instruments or any other security now given or hereafter existing to secure the Obligations, in whole or in part, in such portions and in such order as Lender may deem advisable, and no such action shall be construed as a waiver of any of the liens, rights, or benefits granted hereunder. Acceptance of any payment after any Event of Default shall not be deemed a waiver or a cure of such Event of Default and such acceptance shall be deemed an acceptance on account only.

Section 4.05Continuing Events of Default

.  Whenever in the Loan Documents there is a provision that references an Event of Default “continuing” or “existing,” or words of similar effect, such provision shall not be interpreted or construed to imply that any Borrower has any right to cure or remedy any Event of Default, or that Lender has any obligation to accept any cure or remedy proposed, tendered or offered; it being acknowledged and agreed that all applicable notice and cure rights are built into the definition of “Event of Default”.  Any Event of Default, having once occurred, shall continue to exist regardless of (a) any attempt by any Borrower, or on any Borrower’s behalf, to cure or remedy same, and (b) any course of dealing between any Borrower and Lender after the occurrence of such Event of Default (including, but not limited to, Lender’s acceptance of performance by any Borrower of other obligations of such Borrower under the Loan Documents), in each case unless and until Lender agrees in writing that such Event of Default no longer exists (which agreement Lender may make or withhold in its sole and absolute discretion).

Section 4.06Waiver of Rights and Defenses

.  To the fullest extent each Borrower may do so by Law, each Borrower (a) will not at any time insist on, plead, claim, or take the benefit of any Law now or later enacted providing for any appraisement, valuation, stay, extension, moratorium or redemption; (b) for itself, its successors and assigns, and for any Person ever claiming an interest in any of the Properties (other than Lender), waives and releases all rights of redemption, reinstatement, valuation, appraisement, notice of intention to mature or declare due the whole of the Obligations, all rights to a marshaling of the assets of Borrowers, including the Properties, or to a sale in inverse order of alienation, in the event of foreclosure (or extinguishment by transfer of title by power of sale) of the liens and security interests created under the Loan Documents; and (c) shall not be relieved of its obligation to pay the Obligations as required in the Loan Documents nor shall the lien or priority of the Loan Documents be impaired by any agreement renewing, extending, or modifying the time of payment or the provisions of the Loan Documents (including a modification of any interest rate), unless expressly released, discharged, or modified by such agreement. Regardless of consideration and without any notice to or consent by the holder of any subordinate lien, security interest, encumbrance, right, title, or interest in or to the Properties, Lender may (i) release any Person liable for payment of the Obligations or any portion thereof or any part of the security held for the Obligations; or (ii) agree, with the other party(ies) thereto, to modify any of the provisions of the Loan Documents without impairing or affecting the Loan Documents or the lien, security interest, or the priority of the modified Loan Documents as security for the Obligations over any such subordinate lien, security interest, encumbrance, right, title, or interest.

Article V - LIMITATION ON PERSONAL LIABILITY

Section 5.01Limited Recourse Liability

.  Lender will not hold any Borrower personally liable for repayment of the Obligations or any other sums due under the Loan Documents, or for any deficiency established after judicial foreclosure, except to the extent of such Borrower’s interest in its respective Property and all other collateral given as security for the Loan; provided, however, that:

(a)the foregoing limitation of liability shall not affect Borrowers’ liability under the Environmental Indemnity;

(b)Borrowers shall be subject to full personal liability to the extent of any and all Losses of any kind whatsoever, incurred or suffered by Lender and its successors and assigns as a holder of the Loan as a result of any of the following:

(i)any Borrower’s misapplication or misappropriation of tenant security deposits, lease termination fees, Rents paid more than thirty (30) days in advance (except as otherwise expressly required under such Lease), insurance proceeds, Awards or other sums received in connection with its Property;

(ii)any Borrower’s failure to apply Rents to the Obligations or to the normal operating expenses of its Property; provided that, prior to the occurrence of a Default of which such Borrower has knowledge, such Borrower shall be entitled to make distributions to its partners, shareholders, members or other owners in the ordinary course of business until such Rents are applied in violation of the Loan Documents or Law;

(iii) any Borrower’s failure to deliver to Lender or its assignee(s), at its or their written request and following foreclosure of its Property, any tangible Personal Property in which Lender has a security interest, including Leases, books, records and files relating to the leasing, use, enjoyment, occupancy, operation or maintenance of such Property in such Borrower’s possession or which such Borrower may readily obtain, or any Personal Property taken from such Property by or on behalf of such Borrower and not replaced with Personal Property of materially the same utility and of the same or greater value;

(iv) any willful misconduct or material misrepresentation committed by any Borrower Party;

(v)any fraud not encompassed in clause (c) below of this Section 5.01 committed by any Borrower Party (other than any Borrower or any Principal);

(vi) to the extent there exists sufficient cash flow from the Properties, any Borrower’s failure to pay when due any Impositions, or to maintain terrorism insurance with respect to its Property if required;

(vii)the costs and expenses (including, without limitation, Attorneys’ Fees) incurred by Lender in enforcing its rights and remedies under this Section 5.01; and

(viii)any act of intentional physical waste or arson by any Borrower Party;

(ix)any Borrower or any Borrower Party contests, delays or otherwise hinders in bad faith any action taken by Lender in connection with the appointment of a receiver for any Property or the foreclosure of the liens, mortgages or other security interests created by the Loan Documents;

(x)any Property or any part thereof becomes an asset in an involuntary, non-collusive Bankruptcy Proceeding filed by a Person other than Lender or any of its Affiliates, that is not dismissed within ninety (90) days of filing;

(xi)any Borrower’s failure to comply with the provisions of Section 3.03 of this Loan Agreement;

(xii)failure of Borrowers to timely pay any assessments or other amounts due pursuant to the terms of the Suffolk Downs Condominium Documents;

(xiii)any of the matters identified on the “Disclosed Matters” schedule attached to the ShopRite Estoppel Certificate; provided, however, that (A) this Section 5.01(b)(xiii) shall no longer apply if Borrower delivers to Lender an estoppel certificate from ShopRite that omits all exceptions and alleged breaches of lease set forth in the ShopRite Estoppel Certificate and includes no new allegations by Shoprite of any landlord defaults or breaches and that is otherwise reasonably satisfactory to Lender and (B) Lender will, upon Borrower’s request, confirm in writing that Lender is satisfied with such updated ShopRite estoppel certificate and that this Section 5.01(b)(xiii) is no longer applicable; and

(c)the foregoing limitation of liability shall not apply and the Loan will be fully recourse to Borrowers in the event:

(i)of any fraud by any Borrower or any Principal;

(ii)of a Prohibited Transfer, other than (A) easements and other similar encumbrances (or amendments thereto) that may not be permitted under the Loan Documents, but which are entered into by any Borrower in the ordinary course of business for use, access, water and sewer lines, telephones and telegraph lines, electric lines or other utilities or for other similar purposes, provided that no such easement or other similar encumbrance shall materially impair the use, operation or value of any Property, (B) leases or licenses for separately demised premises at a Property, or (C) any condemnation proceedings;

(iii)that any Borrower, any Principal or any Person having Control of any Borrower or any Principal commences a voluntary Bankruptcy Proceeding; or

(iv)that (A) any Affiliate of any Borrower or of any Principal becomes a creditor of any Borrower or of any Principal in any involuntary Bankruptcy Proceeding; or (B) an involuntary Bankruptcy Proceeding is commenced against any Borrower, any Principal or any Person having Control of any Borrower or any Principal by an Affiliate of any Borrower or of any Principal or by any Borrower Party, and in either event such Bankruptcy Proceeding is not dismissed within ninety (90) days of filing.

Article VI - INDEMNIFICATION

Section 6.01General Indemnity

.  Borrowers agree that while Lender has no liability to any Person in tort or otherwise as lender and that Lender is not an owner or operator of the Properties, Borrowers shall, at their sole expense, Indemnify the Indemnified Parties from any Losses imposed on, incurred by, or asserted against any of the Indemnified Parties, directly or indirectly, arising out of or in connection with (a) the ownership or operation of any of the Properties; provided, however, that the foregoing indemnity shall not apply to any Losses caused by the gross negligence or willful misconduct of the Indemnified Parties not covered by Borrowers’ insurance; (b) the Transaction Taxes; and (c) any and all obligations of Borrowers and the Principals under the Environmental Indemnity.

Section 6.02Duty to Defend, Costs and Expenses

.  Upon request, whether Borrowers’ obligation to Indemnify Lender arises under this Article VI or in the other Loan Documents, Borrowers shall defend at their cost the Indemnified Parties (in Borrowers’ or the Indemnified Parties’ names) by attorneys and other professionals Approved by Lender and approved by the other Indemnified Parties. Notwithstanding the foregoing, the Indemnified Parties may, in their sole discretion, engage their own attorneys and professionals at Borrowers’ cost to defend or assist them and, at their option, their attorneys shall control the resolution of any claims or Proceedings. Within ten (10) Business Days after written notice, Borrowers shall pay or, in the sole discretion of the Indemnified Parties, reimburse and/or Indemnify the Indemnified Parties for all out-of-pocket costs and expenses imposed on, reasonably incurred by, or asserted against the Indemnified Parties by reason of any items set forth in this Article VI and/or the enforcement or preservation of the Indemnified Parties’ rights under the Loan Documents. Any amount payable to the Indemnified Parties under this Section 6.02 shall (a) be deemed a demand obligation; (b) be part of the Obligations; (c) bear interest from the date of demand at the Default Rate until paid if not paid within ten (10) Business Days after written notice; and (d) be secured by the Security Instruments.

Section 6.03Recourse Obligation and Survival

.  Notwithstanding anything to the contrary in the Loan Documents, the Obligations of Borrowers under this Article VI shall, until satisfied in full, survive (a) repayment of the other Obligations; (b) any termination, satisfaction, transfer of title by power of sale, assignment or foreclosure of one or more of the Security Instruments; (c) the acceptance by Lender (or any nominee) of one or more deeds in lieu of foreclosure; (d) a plan of reorganization filed under the Bankruptcy Code; and (e) the exercise by Lender of any rights in the Loan Documents.  Borrowers’ Obligations under this Article VI shall not be affected by the absence or unavailability of insurance covering the same or by the failure or refusal by any insurance carrier to perform any obligation under any applicable insurance policy.

Article VII - ADDITIONAL PROVISIONS

Section 7.01Notices

.  Any notice, request, demand, consent, approval, Approval, direction, agreement, or other communication required or permitted under the Loan Documents shall be in writing and shall be validly given if (a) sent by a nationally-recognized courier that obtains receipts; (b) delivered personally by a courier that obtains receipts; or (c) mailed by United States certified mail (with return receipt requested and postage prepaid); in each case (under (a), (b), or (c) above) addressed to the applicable Person as follows:

If to Lender:With a copy of notices sent to Lender to:

The Guardian Life Insurance Company The Guardian Life Insurance Company
of Americaof America

10 Hudson Yards10 Hudson Yards

New York, New York 10001New York, New York 10001

Attn:Manager, Mortgage ServicingAttn:Vice President, Investment and

Real Estate Counsel, Law Department

If to Borrowers:With a copy of notices sent to Borrowers to:

c/o Cedar Realty TrustGoodwin Procter LLP

44 S. Bayles Ave.100 Northern Avenue

Port Washington, New York 11050Boston, Massachusetts 02210

Attn: Philip R. MaysAttn:Samuel Richardson

If to any Party identified as aWith copies of notices to such

“Guarantor” under the LimitedGuarantor(s) to:

Guaranty:

c/o Cedar Realty TrustGoodwin Procter LLP

44 S. Bayles Ave.100 Northern Avenue

Port Washington, New York 11050Boston, Massachusetts 02210

Attn: Philip R. MaysAttn:Samuel Richardson

If to any party identified as a With a copy of notices sent to

“Indemnitor” under the Environmentalsuch Indemnitor(s):

Indemnity:

c/o Cedar Realty TrustGoodwin Procter LLP

44 S. Bayles Ave.100 Northern Avenue

Port Washington, New York 11050Boston, Massachusetts 02210

Attn: Philip R. MaysAttn:Samuel Richardson

***Effective June 1, 2021, the notice address for each of Borrower, Guarantor and Indemnitor shall be changed to 928 Carmans Road, Massapequa, New York 11758.***

Each notice shall be effective upon being so sent, delivered, or mailed, but the time period for response or action shall run from the date of receipt as shown on the receipt for physical delivery.  Refusal to accept physical delivery or the inability to physically deliver because of a changed address for which no notice was given shall be deemed receipt.  Any party may periodically change its address for notice and specify up to two (2) additional addresses for copies by giving the other party at least ten (10) days’ prior notice.

Section 7.02Sole Discretion of Lender

.  Except as otherwise expressly stated, whenever Lender’s judgment, consent, approval or Approval is required or Lender shall have an option or election under the Loan Documents, such judgment, the decision as to whether or not to consent to, approve, or Approve the same, or the exercise of such option or election shall be in the sole and absolute discretion of Lender.

Section 7.03Applicable Law; Submission and Consent to Jurisdiction; Service of Process.

(a)THIS LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS WERE NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWERS IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. THIS LOAN AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS IN REAL PROPERTY (INCLUDING ALL IMPROVEMENTS AND FIXTURES THEREON) CREATED PURSUANT TO THE LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE PROPERTY STATE WITH RESPECT TO SUCH REAL PROPERTY, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF EACH SUCH PROPERTY STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER.  TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWERS AND LENDER EACH HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS LOAN AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS LOAN AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5‑1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)ANY PROCEEDING AGAINST LENDER OR BORROWERS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE INSTITUTED IN (OR, IF PREVIOUSLY INSTITUTED, MOVED TO) ANY FEDERAL OR STATE COURT DESIGNATED BY LENDER IN THE CITY OF NEW YORK, COUNTY OF NEW YORK.  BORROWERS AND LENDER HEREBY EACH irrevocably (i) submit to the jurisdiction of any state or federal court in the State of New York; (ii) agree that any Proceeding may be heard and determined in such court; (iii) waive, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of any Proceeding in such jurisdiction; (iv) waive any claim that any such courts lack personal jurisdiction over BorrowerS; and (v) agree not to plead or claim, in any Proceeding with respect to this LOAN AGREEMENT or any of the other Loan Documents brought in any of the aforementioned courts, that such courts lack personal jurisdiction over BorrowerS.  BORROWERS AND LENDER HEREBY ACKNOWLEDGE AND AGREE THAT THE FOREGOING AGREEMENT, WAIVER AND SUBMISSION ARE MADE PURSUANT TO SECTION 5‑1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(c)Borrowers further irrevocably consent to the service of process out of any of the aforementioned courts in any such Proceeding, in addition to such other methods as are permitted under Laws, by the mailing of copies thereof by registered or certified mail, postage prepaid, to Borrowers at the address for notice purposes pursuant to Section 7.01 hereof, such service to become effective thirty (30) days after such mailing.  Borrowers hereby irrevocably waive any objection to such service of process and further irrevocably waive and agree not to plead or claim in any Proceeding commenced hereunder that service of process was in any way invalid or ineffective if delivered in the foregoing manner.  Nothing herein shall affect the right of Lender to serve process in any other manner permitted by Law.

Section 7.04Transfer of Loan.

(a)Lender’s Right to Transfer Loan, Etc.  Lender may, at any time, sell, transfer or assign the Loan in whole or in part and the Loan Documents and any servicing rights with respect thereto or grant participations in the Loan.  Lender may forward to any actual or prospective Investor all documents and information which Lender now has or may later acquire relating to the Obligations, Borrowers, the Principals, the Leases, and the Properties, whether furnished by any of the Borrowers, any of the Principals or otherwise, as Lender determines advisable.  Borrowers and the Principals agree to cooperate with Lender in connection with any transfer or participation made pursuant to this Section 7.04, including the delivery of a written certification in accordance with Section 2.16 and such other documents as may be reasonably requested by Lender.  Without limiting the generality of the foregoing, if requested by Lender, Borrowers shall execute one or more replacement promissory notes in favor of Lender or any such Investor; provided that the aggregate principal amounts of all replacement notes shall equal the then outstanding principal amount of the Loan and the aggregate interest rates of such notes shall equal the interest rate provided in the Note, and all principal payments shall be applied prorata.  Borrowers shall obtain the prior written consent of any Borrower Party, and use commercially reasonable efforts to obtain the prior written consent of any Tenant, in each case subject to any confidentiality obligation of which any Borrower is bound, necessary in order to permit Lender to furnish any such Investor with any and all information concerning the Properties, the Leases, the financial condition of Borrowers and the Principals, as may be reasonably requested by Lender or any such Investor and which may be obtained without undue expense.

(b)Release of Lender.  Borrowers agree that upon any assignment or transfer of the Loan Documents by Lender to any Investor that has assumed Lender’s obligations hereunder, Lender shall have no obligations or liabilities under the Loan Documents, such Investor that has assumed Lender’s obligations hereunder shall be substituted as the lender under the Loan

Documents for all purposes and Borrowers shall look solely to such third party for the performance of any of Lender’s obligations under the Loan Documents or with respect to the Loan.

Section 7.05Waiver of Right to Trial by Jury

.  EACH BORROWER AND LENDER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING FILED BY ANY PARTY, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THIS LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS (INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF), ANY ALLEGED ACTS OR OMISSIONS OF ANY BORROWER OR LENDER IN CONNECTION THEREWITH, OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS (AS NOW OR HEREAFTER EFFECTIVELY AND VALIDLY MODIFIED).  EACH BORROWER AND LENDER HEREBY ACKNOWLEDGES THAT THIS IS A WAIVER OF A LEGAL RIGHT AND REPRESENTS TO THE OTHER THAT THIS WAIVER IS MADE KNOWINGLY AND VOLUNTARILY. EACH BORROWER AND LENDER AGREES THAT ALL SUCH PROCEEDINGS SHALL BE TRIED BEFORE A JUDGE OF A COURT OF COMPETENT JURISDICTION, WITHOUT A JURY.  EACH BORROWER AND LENDER AGREES THAT THIS SECTION 7.05 CONSTITUTES WRITTEN CONSENT THAT TRIAL BY JURY SHALL BE WAIVED IN ANY SUCH PROCEEDINGS AND AGREE THAT EACH BORROWER AND LENDER SHALL HAVE THE RIGHT AT ANY TIME TO FILE ANY OR ALL OF THE LOAN DOCUMENTS WITH THE CLERK OR JUDGE OF ANY COURT IN WHICH ANY SUCH PROCEEDINGS MAY BE PENDING AS STATUTORY WRITTEN CONSENT TO WAIVER OF TRIAL BY JURY.

Section 7.06 Miscellaneous.

(a)Severability.  If any provision of the Loan Documents shall be held to be invalid, illegal, or unenforceable in any respect, this shall not affect any other provisions of the Loan Documents and such provision shall be limited and construed as if it were not in the Loan Documents.

(b)Vesting of Title in Another Person.  If title to any Property becomes vested in any Person other than the applicable Borrower, Lender may, without notice to such Borrower, deal with such Person regarding the Loan Documents or the Obligations in the same manner as with such Borrower without in any way vitiating or discharging such Borrower’s liability under the Loan Documents or being deemed to have Approved or otherwise consented to the vesting.

(c)Merger of Estates.  If both the lessor’s and lessee’s interest under any Lease ever becomes vested in any one Person, this Loan Agreement and the lien and security interest created by the Loan Documents shall not be destroyed or terminated by the application of the doctrine of merger and Lender shall continue to have and enjoy all its rights and privileges as to each separate estate. Upon foreclosure of any of the Security Instruments, none of the Leases applicable to such Property shall be destroyed or terminated as a result of such foreclosure (or sale), by application of the doctrine of merger or as a matter of Law, unless Lender takes all actions required by Law to terminate the Leases as a result of such foreclosure (or sale).

(d)Covenants Running with the Land; Time of the Essence.  All of Borrowers’ covenants and agreements under the Loan Documents shall run with the land, and time shall be of the essence with respect to the performance of such covenants and agreements by each Borrower.

(e)Lender as Attorney-In-Fact.  Upon the occurrence and during the continuance of an Event of Default, each Borrower appoints Lender as its respective attorney-in-fact with respect to the execution, acknowledgment, delivery, filing or recording for and in the name of such Borrower of any of the documents which such Borrower is required to execute, acknowledge, deliver, file or record under this Loan Agreement or any of the other Loan Documents if such Borrower fails to timely execute such documentation.  Whenever this Loan Agreement or any of the other Loan Documents provides for the appointment of Lender as attorney-in-fact for Borrower, whether pursuant to the immediately preceding sentence or otherwise, each such appointment shall be deemed to be coupled with an interest and irrevocable.

(f)Amendments, Etc. in Writing.  The Loan Documents cannot be amended, terminated, or discharged except in a writing signed by the party against whom enforcement is sought. No waiver, release, or other forbearance by Lender will be effective unless it is in a writing signed by Lender and then only to the extent expressly stated.

(g)Successors and Assigns.  The provisions of  this Loan Agreement and the other Loan Documents shall be binding upon Borrowers and their respective heirs, devisees, representatives, successors, and assigns including successors in interest to the Properties and shall inure to the benefit of Lender and its heirs, successors, substitutes, and assigns.

(h)Joint and Several Obligations.  Where two or more Borrower Parties have executed the Loan Documents, the obligations of such Borrower Parties shall be joint and several, except to the extent the context clearly indicates otherwise.

(i)Counterparts.  The Loan Documents may be executed in any number of counterparts with the same effect as if all parties had executed the same document. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart.

(j)Loss of Loan Document.  Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of any Loan Document which is not of public record, and, in the case of any mutilation, upon surrender and cancellation of the Loan Document, Borrowers will issue, in lieu thereof, a replacement Loan Document, dated the date of the lost, stolen, destroyed or mutilated Loan Document containing the same provisions.

(k)No Liability for Reports, Etc.  Any reviews, inspections, reports, Approvals or similar items conducted, made or produced by or on behalf of Lender with respect to any or all of the Borrowers, the Properties or the Loan are for loan underwriting and servicing purposes only, and shall not constitute an acknowledgment, representation or warranty of the accuracy thereof, or an assumption of liability with respect to Borrowers, Borrowers’ contractors, architects, engineers, employees, agents or invitees, present or future tenants, occupants or owners of the Properties, or any other party.

(l)Entire Agreement.  The Loan Documents constitute the entire understanding and agreement between Borrowers and Lender with respect to the Loan and supersede all prior written or oral understandings and agreements with respect to the Loan including the Loan application and Loan Commitment and Borrowers are not relying on any representations or warranties of Lender except as expressly set forth in the Loan Documents.

(m)Incorporation of Recitals and Exhibits.  The recitals set forth in this Loan Agreement, Annex A hereto, and all exhibits to this Loan Agreement are incorporated herein and shall be deemed an integral part of this Loan Agreement.

(n)Correction of Loan Documents.  If Lender determines that the Note, this Loan Agreement or any of the other Loan Documents contains any provision with regard to the amount of the Loan, the interest rate or the payment of principal or interest that erroneously does not conform to the terms and conditions of the Loan Commitment (it being agreed that negotiated changes to the Loan Documents shall not be deemed to be erroneous deviations from the Loan Commitment), Borrowers agree to execute and deliver to Lender upon request any and all amendments, restated Loan Documents or other instruments, in form and substance reasonably acceptable to Borrowers and Lender, correcting such erroneous provision.

Section 7.07Release of Property

.  At any time after the expiration of the Lock-Out Period, Borrowers shall have the one-time right to request in writing Lender’s consent to the release (the “Release”) of one of the Properties (such released property, the “Released Property”) from the lien of the applicable Security Instrument or any other security instrument encumbering the Released Property upon and subject to the following terms and conditions (it being understood that Lender shall endeavor to effect such Release on the date specified in Borrowers’ written request, but no earlier than twenty-five (25) Business Days after receipt of Borrowers’ written request):

(a)At both the time of Borrowers’ written notice and at the effective date of the Release, there shall not exist an Event of Default;

(b)All representations and warranties of Borrowers contained in the Loan Documents shall remain true and correct as of the date of the Release, other than changes resulting from facts and circumstances not prohibited by the Loan Documents, and Borrowers shall certify to Lender to such effect;

(c)The Release shall not violate any applicable Laws;

(d)Lender shall have received a copy of any purchase and sale agreement regarding the Transfer of the Released Property;

(e)Borrowers shall provide Lender with (i) updated title searches with respect to any Remaining Properties, and (ii) an endorsement to Lender’s mortgagee title insurance policy(ies) for any Remaining Properties to the effect that the priority of Lender’s lien on such Remaining Properties is not affected by the Release and insuring the continued first priority of the liens of the Security Instruments encumbering the applicable Remaining Properties, to the extent such endorsement is available in the state(s) in which such Remaining Properties are located;

(f)The DSCR for the Remaining Properties after taking into account any changes to debt service payments resulting from payments required under subsection (h) below shall be no less than the greater of (i) 3.0 to 1.0, or (ii) the DSCR for such Remaining Properties immediately prior to the Release; provided that Borrowers shall have the right to repay the portion of the outstanding principal necessary for the Remaining Properties to satisfy the DSCR requirement of this subparagraph;

(g)The Debt Yield for the Remaining Properties after taking into account any changes to outstanding principal under the Loan resulting from payments required under subsection (h) below shall be no less than the greater of  (i) ten percent (10%), or (ii) the Debt Yield for such Remaining Properties immediately prior to the Release; provided that Borrowers shall have the right to repay the portion of the outstanding principal necessary for the Remaining Properties to satisfy the Debt Yield requirement of this subparagraph;

(h)Borrowers shall pay Lender the sum of:

(i)    an amount equal to the sum of (A) one hundred fifteen percent (115%) of the Allocable Loan Amount of the Released Property, plus (B) an amount, if any, necessary to satisfy the conditions set forth in Sections 7.07(f) and (g) above;

(ii)the Exercised Prepayment Premium related to the amounts paid pursuant to Sections 7.07(h)(i)(A) and 7.07(h)(i)(B) above;

(iii)an administrative fee equal to one quarter of one percent (.25%) of the Allocable Loan Amount of the Released Property; and

(iv)all of Lender’s actual out-of-pocket costs and expenses incurred in connection with the Release, including, without limitation, Attorneys’ Fees, and title fees and charges; and

(j)Borrowers shall deliver to Lender any other document that Lender shall reasonably request.

Section 7.08Substitution of Property and Borrower

.  At any time after the expiration of the Lock-Out Period, Borrowers shall have a one-time right to request in writing Lender’s consent to the substitution (the “Substitution”) of a grocery anchored retail property acceptable to Lender in its sole discretion for one (1) of the Properties (such substituted property, the “Substituted Property”), which Substituted Property shall be owned by the Borrower owning the Property to be substituted or by an entity majority-owned and Controlled by Principal and acceptable to Lender in its sole discretion (such majority-owned and Controlled entity, the “New Borrower”), upon and subject to the following terms and conditions (it being understood that Lender shall endeavor to effect any such Substitution on the date specified in Borrowers’ written request, but no earlier than sixty (60) days after receipt of Borrowers’ written request):

(a)At both the time of Borrowers’ written notice and at the effective date of the Substitution, there shall not exist an Event of Default;

(b)All representations and warranties of Borrowers contained in the Loan Documents shall remain true and correct as of the date of the Substitution, other than changes resulting from facts and circumstances not prohibited by the Loan Documents, and Borrowers shall certify to Lender to such effect;

(c)The Substitution shall not violate any applicable Laws;

(d)Lender shall have received a copy of any purchase and sale agreement regarding the Transfer of the Property being substituted by the Substituted Property;

(e)If the Substituted Property is not owned by the Borrower that owns the Property being substituted, but rather by a New Borrower, the Loan Documents shall be amended as required to reflect the change in the borrowers thereunder;

(f)Borrowers shall provide Lender with (i) a mortgagee title insurance policy for the Substituted Property with an aggregate liability limit with the Remaining Properties of not less than the aggregate then current principal amount of the Loan, issued by the title insurance company which issued the mortgagee title insurance policy(ies) for the Loan and with such endorsements as included in the title insurance policy(ies) for the Properties to the extent available in the states where the Substituted Property is located, (ii) updated title searches with respect to any Remaining Properties, and (iii) an endorsement to Lender’s mortgagee title insurance policy(ies) for any Remaining Properties to the effect that the priority of Lender’s lien on such Remaining Properties is not affected by the Substitution and insuring the continued first priority of the liens of the Security Instruments encumbering the applicable Remaining Properties, to the extent such endorsement is available in the state(s) in which such Remaining Properties are located;

(g)The DSCR for the Remaining Properties shall be no less than the greater of (i) 3.0 to 1.0, or (ii) the DSCR for the Properties immediately prior to the Substitution; provided that Borrowers shall have the right to repay the portion of the outstanding principal necessary for the Remaining Properties to satisfy the DSCR requirement of this subparagraph;

(h)The Debt Yield for the Remaining Properties shall be no less than the greater of (i) ten percent (10.0%), or (ii) the Debt Yield for the Properties immediately prior to the Substitution; provided that Borrowers shall have the right to repay the portion of the outstanding principal necessary for the Remaining Properties to satisfy the LTV requirement of this subparagraph;

(i)Borrowers shall pay Lender the sum of:

(i)an amount, if any, necessary to satisfy the conditions set forth in Sections 7.08(g) and (h) above;

(ii)the Exercised Prepayment Premium related to the amounts paid pursuant to Section 7.08(i)(i) above;

(iii)an administrative fee equal to One Hundred Thousand and 00/100 Dollars ($100,000.00); and

(iv)all of Lender’s actual out-of-pocket third-party costs and expenses incurred in connection with the Substitution, including without limitation, Attorneys’ Fees, and title fees and charges; and

(j)Borrowers shall deliver to Lender any other document that Lender shall reasonably request.

Section 7.09 Contributions and Waivers.

(a)As a result of the transactions contemplated by this Loan Agreement and the other Loan Documents, each Borrower will benefit, directly and indirectly, from each other Borrower’s obligation to pay the Obligations, and in consideration therefore, each Borrower agrees among themselves as set forth in this Section 7.09 to allocate such benefits among themselves and to provide a fair and equitable agreement to make contributions among each of Borrowers in the event any payment is made by any individual Borrower hereunder to Lender (such payment being referred to herein as a “Contribution,” and for purposes of this Section, includes any exercise of recourse by Lender against any Property of a Borrower and application of proceeds of such Property in satisfaction of such Borrower’s obligations, to Lender under the Loan Documents).

(b)Each Borrower shall be liable hereunder with respect to the Obligations only for such total maximum amount (if any) that would not render its granting of a lien pursuant to a Security Instrument hereunder or under any of the Loan Documents subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of applicable Laws, the intent of the parties being that the total maximum amount of the Obligations allocated to an individual Borrower shall be the amount that is reasonably equivalent value with respect to the lien of the Security Agreement granted by such Borrower, and no more.

(c)In order to provide for a fair and equitable contribution among Borrowers in the event that any Contribution is made by an individual Borrower (a “Funding Borrower”), such Funding Borrower shall be entitled to a reimbursement Contribution (“Reimbursement Contribution”) from all other Borrowers for all payments made and damages and expenses incurred by that Funding Borrower in discharging any of the Obligations, in the manner and to the extent set forth in this Section.

(d)For purposes hereof, the “Benefit Amount” of any individual Borrower as of any date of determination shall be the net value of the benefits to such Borrower and its Affiliates that are not Borrowers from extensions of credit made by Lender to (i) such Borrower and (ii) to the other Borrowers hereunder and under the other Loan Documents to the extent such other Borrowers have guaranteed or mortgaged their property to secure the Obligations of such Borrower to Lender.

(e)Each Borrower shall be liable to a Funding Borrower in an amount equal to the greater of (i) the (A) ratio of the Benefit Amount of such Borrower to the total amount, as of the origination of the Loan, of the Obligations, multiplied by (B) the amount of Obligations paid by such Funding Borrower, or (ii) ninety-five percent (95%) of the excess of the fair saleable value of the property of such Borrower over the total liabilities of such Borrower (including the maximum amount reasonably expected to become due in respect of contingent liabilities) determined as of the date on which the payment made by a Funding Borrower is deemed made for purposes hereof (giving effect to all payments made by other Funding Borrowers as of such date in a manner to maximize the amount of such Contributions).

(f)In the event that at any time there exists more than one Funding Borrower with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from other Borrowers pursuant hereto shall be allocated among such Funding Borrowers in the proportion that the total amount of the Contribution made for or on account of the other Borrowers by each such Funding Borrower is of the Applicable Contribution.  In the event that at any time any Borrower pays an amount hereunder in excess of the amount calculated pursuant to this Section above, that Borrower shall be deemed to be a Funding Borrower to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Borrowers in accordance with the provisions of this Section.

(g)Each Borrower acknowledges that the right to a Reimbursement Contribution hereunder shall constitute an asset in favor of the Borrower to which such Reimbursement Contribution is owing, and that such asset is valuable and constitutes consideration for that Borrower’s entry into this Loan Agreement.

(h)No Reimbursement Contribution payments payable by a Borrower pursuant to the terms of this Section shall be paid until all amounts then due and payable by all Borrowers to Lender, pursuant to the terms of the Loan Documents, are paid in full in cash.  Nothing contained in this Section shall limit or affect in any way the Obligations of any Borrower to Lender under the Loan Documents.

(i)To the extent permitted by applicable Laws, each Borrower waives:

(i)any right to require Lender to proceed against any other Borrower or any other Person or to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy in Lender’s power before proceeding against such Borrower;

(ii)any defense based upon any legal disability or other defense of any other Borrower, any guarantor of any other Person or by reason of the cessation or limitation of the liability of any other Borrower or any guarantor from any cause other than full payment of all sums payable under the Loan Documents;

(iii)any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Borrower or any principal of any other Borrower or any defect in the formation of any other Borrower or any principal of any other Borrower;

(iv)any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;

(v)any defense based upon any failure by Lender to obtain collateral for the indebtedness or failure by Lender to perfect a lien on any collateral;

(vi)presentment, demand, protest and notice of any kind;

(vii)any defense based upon any failure of Lender to give notice of sale or other disposition of any collateral to any other Borrower or to any other Person or any defect in any notice that may be given in connection with any sale or disposition of any collateral;

(viii)any defense based upon any failure of Lender to comply with applicable Laws in connection with the sale or other disposition of any collateral, including any failure of Lender to conduct a commercially reasonable sale or other disposition of any collateral;

(ix)any defense based upon any use of cash collateral under Section 363 of the Bankruptcy Code;

(x)any defense based upon any agreement or stipulation entered into by Lender with respect to the provision of adequate protection in any Bankruptcy Proceeding;

(xi)any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code;

(xii)any defense based upon the avoidance of any security interest in favor of Lender for any reason;

(xiii)any defense based upon any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, including any discharge of, or bar or stay against collecting, all or any of the obligations evidenced by the Note or owing under any of the Loan Documents;

(xiv)any defense or benefit (other than actual payment or performance) based upon such Borrower’s, or any other party’s, designation of the portion of any obligation secured by any Security Instrument to be satisfied by any payment from any other Borrower or any such party;

(xv)all rights and defenses arising out of an election of remedies by Lender even though the election of remedies, such as non-judicial foreclosure with respect to security for the Loan or any other amounts owing under the Loan Documents, has extinguished such Borrower’s rights of subrogation and reimbursement against any other Borrower; and

(xvi)all rights and defenses that such Borrower may have because any of the Debt is secured by real property.  This means, among other things (subject to the other terms and conditions of the Loan Documents): (1) Lender may collect from such Borrower without first foreclosing on any real or personal property collateral pledged by any other Borrower, and (2) if Lender forecloses on any real property collateral pledged by any other Borrower, (I) the amount of the Debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price and (II) Lender may collect from such Borrower even if any other Borrower, by foreclosing on the real property collateral, has extinguished any right such Borrower may have to collect from any other Borrower.  This is an unconditional and irrevocable waiver of any rights and defenses such Borrower may have because any of the Debt is secured by real property; and except as may be expressly and specifically permitted herein, a waiver of any claim or other right which such Borrower might now have or hereafter acquire against any other Borrower or any other Person that arises from the existence or performance of any obligations under the Loan Documents, including any of the following: (i) any right of subrogation, reimbursement, exoneration, contribution, or indemnification; or (ii) any right to participate in any claim or remedy of Lender against any other Borrower or any collateral security therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law.

(j)Each Borrower hereby restates and makes the waivers made by Principal in the Limited Guaranty for the benefit of Lender.  Such waivers are hereby incorporated by reference as if fully set forth herein (and as if applicable to each Borrower) and shall be effective for all purposes under the Loan (including, without limitation, in the event that any Borrower is deemed to be a surety or guarantor of the Debt (by virtue of each Borrower being a co-obligor and jointly and severally liable hereunder, by virtue of each Borrower encumbering its interest in its Property for the benefit or debts of the other Borrowers in connection herewith or otherwise)).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned has executed this Loan Agreement under seal as of the day first set forth above.

BORROWERS:

LAWNDALE I, LP

By:Lawndale II, LP, its general partner

By:Lawndale III, LLC, its general partner

By:Cedar Lawndale, LLC, its sole member

By:Cedar Realty Trust Partnership, L.P., its managing member

By:Cedar Realty Trust, Inc., its general partner

By:_/s/ Philip R. Mays_______________________

Name:Philip R. Mays

Title:Senior Executive Vice President,

Chief Financial Officer and Treasurer

CEDAR-REVERE LLC

By:Cedar Realty Trust Partnership, L.P., its sole member

By:Cedar Realty Trust, Inc., its general partner

By:_/s/ Philip R. Mays_______________________

Name:Philip R. Mays

Title:Senior Executive Vice President,

Chief Financial Officer and Treasurer

CEDAR CHRISTINA CROSSING, LLC

By:Cedar Realty Trust Partnership, L.P., its sole member

By:Cedar Realty Trust, Inc., its general partner

By:_/s/ Philip R. Mays_______________________

Name:Philip R. Mays

Title:Senior Executive Vice President,

Chief Financial Officer and Treasurer

Signature Page – Loan Agreement

CEDAR-TREXLER PLAZA 2, LLC

By:Cedar Realty Trust Partnership, L.P., its sole member

By:Cedar Realty Trust, Inc., its general partner

By:_/s/ Philip R. Mays_______________________

Name:Philip R. Mays

Title:Senior Executive Vice President,

Chief Financial Officer and Treasurer

CEDAR-TREXLER PLAZA 3, LLC

By:Cedar Realty Trust Partnership, L.P., its sole member

By:Cedar Realty Trust, Inc., its general partner

By:_/s/ Philip R. Mays_______________________

Name:Philip R. Mays

Title:Senior Executive Vice President,

Chief Financial Officer and Treasurer

THE POINT ASSOCIATES, L.P.

By:The Point Shopping Center LLC, its general partner

By:Cedar Realty Trust Partnership, L.P., its sole member

By:Cedar Realty Trust, Inc., its general partner

By:_/s/ Philip R. Mays_______________________

Name:Philip R. Mays

Title:Senior Executive Vice President,

Chief Financial Officer and Treasurer

Signature Page – Loan Agreement

LENDER:

THE GUARDIAN LIFE INSURANCE CORPORATION

OF AMERICA, a New York corporation

By: _/s/ Michel Varadi__________________

Name:Michael Varadi

Title:__Senior Director Real Estate Investments

Signature Page – Loan Agreement

ALLOCABLE LOAN AMOUNTS

	Property	Borrower	Address	Allocable Loan Amount
1.	Lawndale Plaza	Lawndale I, LP	6301 Oxford Ave., Philadelphia, PA 19111	$15,600,000
2.	Trexlertown Plaza	Cedar-Trexler Plaza 2, LLC and Cedar-Trexler Plaza 3, LLC	7150 Hamilton Blvd., Trexlertown, PA 18087	$36,100,000
3.	The Point	The Point Associates, L.P.	4203 Union Deposit Road, Harrisburg, PA 17111	$29,700,000
4.	The Shops at Suffolk Downs	Cedar-Revere LLC	40 Furlong Drive, Revere, MA 02151	$15,600,000
5.	Christina Crossing	Cedar Christina Crossing, LLC	501 S. Walnut, Wilmington, DE 19801	$17,000,000

A-1

SECURITY INSTRUMENTS

1.

Each of 1st and 2nd lien Open-End Mortgages, Assignments of Leases and Rents, Security Agreements and Financing Statements executed by Lawndale I, LP, a Delaware limited partnership (Philadelphia, Philadelphia County, PA).

2.

Each of 1st and 2nd lien Open-End Mortgages, Assignments of Leases and Rents, Security Agreements and Financing Statements executed by Cedar-Trexler Plaza 2, LLC a Delaware limited liability company and Cedar-Trexler Plaza 3, LLC a Delaware limited liability company (Trexlertown, Lehigh County, PA).

3.

Each of 1st and 2nd lien Open-End Mortgages, Assignments of Leases and Rents, Security Agreements and Financing Statements executed by The Point Associates, L.P., a Pennsylvania limited partnership (Harrisburg, Dauphin County, PA).

4.

Each of 1st and 2nd lien Mortgages, Assignments of Leases and Rents, Security Agreements and Financing Statements executed by Cedar-Revere LLC, a Delaware limited liability company (Revere, Suffolk County, MA).

5.

Each of 1st and 2nd lien Mortgages, Assignments of Leases and Rents, Security Agreements and Financing Statements executed by Cedar Christina Crossing, LLC, a Delaware limited liability company (Wilmington, New Castle County, DE).

B-1

Exhibit C

GROUND LEASES

Ground Lease dated August 15, 2985, by and between The Point Associates, L.P., a Pennsylvania limited partnership (“Landlord”) and Burger King Corporation (“Tenant”), as amended.

Ground Lease dated November 17, 2000, by and between The Point Associates, L.P., a Pennsylvania limited partnership (“Landlord”) and Santander Bank, N.A. (“Tenant”), as amended.

Ground Lease dated July 31, 2008, by and between The Point Associates, L.P., a Pennsylvania limited partnership (“Landlord”) and Giant Food Stores, LLC (“Tenant”), as amended.

Ground Lease dated October 30, 2000, by and between Cedar-Trexler Plaza 2 LLC, a Delaware limited liability company (“Landlord”) and Delaware Valley Rose, L.P., a Pennsylvania limited partnership (d/b/a Applebee’s) (“Tenant”), as amended.

Ground Lease dated January 10, 1995, by and between Cedar-Trexler Plaza 2 LLC, a Delaware limited liability company (“Landlord”) and the United States Postal Service (“Tenant”).

Ground Lease dated March 31, 1990, by and between Cedar-Trexler Plaza 2 LLC, a Delaware limited liability company (“Landlord”) and Kentucky Fried Chicken (“Tenant”), as amended.

Ground Lease dated July 14, 1997, by and between Lawndale I, L.P., a Delaware limited partnership (“Landlord”) and Wakefern Food Corp. (“Tenant”), as amended.

Ground Lease dated November 13, 2013, by and between Lawndale I, L.P., a Delaware limited partnership, as successor in interest to Highglen Lawndale Associates, L.P. (“Landlord”) and Wells Fargo Bank, N.A. (“Tenant”), as amended.

Ground Lease dated May 3, 2005, by and between Cedar-Revere LLC, a Delaware limited liability company, as successor in interest to Revere Diner Realty, LLC (“Landlord”) and Wendy’s Old Fashioned Hamburgers of New York, LLC, an Ohio limited liability company (“Tenant”), as amended.

Ground Lease dated September 30, 2005, by and between Cedar-Revere LLC, a Delaware limited liability company (“Landlord”) and The Stop & Shop Supermarket Company LLC (“Tenant”), as amended.

Ground Lease dated November 11, 2007, by and between Cedar Christina Crossing LLC, a Delaware limited liability company, as successor in interest to BPG Center Partners I LLC (“Landlord”) and Wakefern Food Corp. (“Tenant”), as amended.

C-1

Exhibit D

IMMEDIATE REPAIRS

Property	NOVA Project No. / Date	Repairs
Christina Crossing	R21-1880, report dated 3/26/21	Install handicap parking signage
Lawndale Plaza	R21-1878, report dated 3/26/21	Add van-accessible handicap parking signage Inspect and recertify fire alarm system
The Point	R21-1882, report dated 3/26/21	Complete fire system inspections
The Shops at Suffolk Downs	R21-1879, report dated 3/26/21	Complete methane reduction system repairs Complete sprinkler system service and inspection

D-1

Annex A

DEFINITIONS AND RULES OF INTERPRETATION

1.Definitions.  For all purposes of the Loan Documents (as defined below), except as otherwise expressly required or unless the context clearly indicates a contrary intent, terms used herein and therein shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such Person.

“Allocable Loan Amount” shall mean, with respect to each Property, the amount set forth on Exhibit A.

“Alternate Prepayment Premium” shall have the meaning set forth in the Note.

“Anti-Terrorism Laws” shall mean any Laws in force or hereinafter enacted, each as amended from time to time, related to terrorism, money laundering or economic sanctions, including Executive Order 13224, the USA Patriot Act; the International Emergency Economic Powers Act, 50 USC 1701, et. seq., the Trading with the Enemy Act, 50 USC App. 1, et. seq., the Anti-terrorism Act 2015 (Bill C-51, and any regulations promulgated under any of these provisions.

“Applicable Contribution” shall have the meaning set forth in Section 7.09(f).

“Approval,” “Approved,” or “Approves” shall mean Lender’s prior written approval or consent, in its sole and absolute discretion, unless a standard of reasonableness specifically is indicated.

“Assessments” shall mean all taxes (including Transaction Taxes), assessments, utility charges (public or private and including sewer fees), ground rents, maintenance charges, dues, fines, impositions, and public and other charges of any character (including penalties and interest) assessed against, or which could become a lien against, the Property.

“Assignments of Leases” shall mean the Assignments of Leases and Rents made by the Borrowers to Lender dated as of the date as this Loan Agreement, together with any assignment of leases and rents executed in the future encumbering any Substituted Property, as the same may be effectively and validly amended, modified, extended, renewed, restated or supplemented from time to time and “Assignment of Leases” shall mean each of them individually.

“Attorneys’ Fees” shall mean the reasonable out-of-pocket fees, costs and expenses charged by those attorneys selected by Lender based upon such attorneys’ then-prevailing hourly rates (which amounts shall not be based upon any statutory schedule or fees prescribed by any statute then in effect in the Property State), such attorneys’ disbursements, and those costs and expenses attributable to the efforts of Lenders’ in-house staff that are incurred in similar circumstances (so long as they are not duplicative of fees and expenses of outside counsel), including, without limitation, all such amounts incurred in any Proceeding related to a Borrower, the Property, the Loan and/or the Loan Documents.

Annex A-1

“Awards” shall mean all awards and judgments and decrees for payment on account of a Taking, or proceeds of sale in lieu of a Taking.

“Bankruptcy Code” shall mean Title 7 or 11 of the United States Code, as amended from time to time, or any similar federal or state Laws now or later enacted for the relief of debtors.

“Bankruptcy Proceeding” shall mean any petition or proceeding for bankruptcy, reorganization, arrangement, insolvency, liquidation, relief of debtors, relief from stay, or receivership.

“Benefit Amount” shall have the meaning set forth in Section 7.09(d).

“Borrower” shall initially have the meaning set forth in the opening paragraph of this Loan Agreement and shall be deemed automatically modified from time to time to reflect any Substitution and the addition of any New Borrower or New Borrowers.

“Borrower Parties” shall mean, collectively, Borrowers, any Principal(s) and any Person (other than public shareholders of the REIT) holding any legal or beneficial interest of ten percent (10%) or more in any Borrower or in any of the Principal(s), whether directly or indirectly; and each of the foregoing shall mean a “Borrower Party”.

“Business Day” shall mean all weekdays other than those designated as holidays under 5 USC Code Section 6103, or any successor statute thereto and those on which commercial banks in New York, New York are required or authorized to be closed.

“Calculation Period” shall mean the period of twelve (12) consecutive calendar months immediately preceding the date that the calculation of DSCR or Debt Yield, as the case may be, is made.

“Casualty Threshold” shall mean an amount equal to $1,500,000.00.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Condominium Association” shall mean, individually and collectively, the Suffolk Downs Condominium Association and the Trexlertown Condominium Association.

“Condominium Documents” shall mean, individually and collectively, the Suffolk Downs Condominium Documents and the Trexlertown Condominium Documents.

“Contribution” shall have the meaning set forth in Section 7.09(a).

“Control,” “in Control,” “Controlling” and other variations thereof shall mean, with respect to any Person, the power, either directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting interests, by contract or otherwise. For purposes of the foregoing, any officer or director of a Person (if such Person is a corporation), any general partner of a Person (if such Person is a partnership), any managing member, manager or sole member of a Person (if such Person is a limited liability company) and any trustee of a Person (if such Person is a trust) shall be deemed to control such

Annex A-2

Person. A Person shall be in control of an entity if such Person has the right to direct the day to day decisions and management of such entity, even if there are certain actions not in the normal course that require a vote of a certain percentage of other Persons who are not in control of the day to day decisions and management of such entity.

“Damage” shall mean any physical damage to, or loss or destruction of, the Property, other than in connection with a Taking.

“Debt” shall mean all money owed by Borrowers to Lender under the Loan Documents, including, without limitation, principal and interest both at the rate specified in the Note and, if applicable, the Default Rate, any Prepayment Premium, fees, expenses, and reimbursements including, without limitation, all sums advanced (including costs and expenses) by Lender in administering, enforcing or otherwise pursuant to the Loan Documents in each case required to be paid by Borrowers under the Loan Documents.  The term “Debt” shall be construed as if followed by the phrase “or any other sums secured hereby, or any part thereof.”

“Debt Service” shall mean, as of the date such calculation is made, the sum of the actual monthly installments of principal and interest that would be payable under the Loan during the Calculation Period.

“Debt Yield” shall mean, as of the date such calculation is made, the ratio, as determined by Lender, of (i) the Net Operating Income to (ii) the then outstanding principal amount of the Loan.

“Default” shall mean the occurrence of any event or condition which, with the lapse of time, the giving of notice or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in the Note.

“Deferred Maintenance Items” shall have the meaning set forth in Section 2.05(a).

“Deposits” shall mean an amount equal to one-twelfth (1/12) of the annual Impositions.

“DSCR” shall mean, as of the date such calculation is made, the ratio, as determined by Lender, of (i) the Net Operating Income to (ii) the Debt Service.

“Easements” means any easements and other similar encumbrances (or amendments thereto) entered into by a Borrower for use, access, water and sewer lines, telephones and telegraph lines, electric lines or other utilities or for other similar purposes.

“Effective Date” shall have the meaning set forth in the opening paragraph of this Loan Agreement.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement dated as of the date of this Loan Agreement made by Borrowers and the Principals, if any, for the benefit of Lender, and any environmental indemnity agreement executed by a substitute Principal pursuant to Section 3.03, as the same may be effectively and validly amended, modified, extended, renewed, restated or supplemented from time to time.

Annex A-3

“Environmental Requirements” shall have the meaning set forth in the Environmental Indemnity.

“Equity Transferee(s)” shall have the meaning set forth in Section 3.02(b).

“ERISA” shall mean the provisions of the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code) or Section 4001 of ERISA.

“ERISA Violation” means (a) any failure that extends for ten (10) Business Days by any Borrower to deliver such certifications and/or other evidence periodically requested by Lender, in its sole discretion, to verify the representations and warranties in Section 2.11(b); (b) any breach of the representations and warranties in Section 2.11(b); or (c) consummation by any Borrower or any Principal of any transaction which would cause this Loan Agreement or any Security Instrument or any exercise of Lender’s rights under this Loan Agreement or any of the Security Instruments to (i) constitute a non-exempt prohibited transaction under ERISA; or (ii) violate ERISA or any state Law regulating Governmental Plans.

“Event of Default” shall have the meaning set forth in Section 4.01.

“Executive Order 13224” shall mean Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001.

“First Notice” shall have the meaning set forth in Section 4.01(r).

“Foreign Person” shall mean a “foreign person” as defined by the Code.

“Full Replacement Cost” shall mean the one-hundred percent (100%) replacement cost of the Improvements, without allowance for depreciation and exclusive of the cost of excavations, foundations, footings, and value of land, and shall be determined as set forth in Section 2.06(a) and subject to verification by Lender.

“Funding Borrower” shall have the meaning set forth in Section 7.09(c).

“Governmental Authority” shall mean the federal government of the United States of America, any state or any political subdivision thereof, including, without limitation, any city, village or county in such state and any department, commission, board, bureau, agency, court or administrative, regulatory, adjudicatory or arbitrational body or other instrumentality or agency of any kind.

“Governmental Plan” shall mean a “governmental plan” within the meaning of Section 3(32) of ERISA.

“Grace Period” shall have the meaning set forth in Section 4.01(t).

Annex A-4

“Ground Lease Tenant” means any of the tenants under the ground leases identified on Exhibit C , in their respective capacities as ground tenants under such ground leases.

“Hazardous Material” shall have the meaning set forth in the Environmental Indemnity.

“Impositions” shall mean the Assessments and the Insurance Premiums.

“Improvements” shall mean all buildings, structures, and improvements (including fixtures) now or later located in or on any parcel of Land, except that no building, structure or improvement owned by any Ground Lease Tenant or any fixtures owned by any Tenant shall be an “Improvement” hereunder.  The term “Improvements” shall be construed as if followed by the phrase “or any part thereof.”

“Indemnified Parties” shall mean (a) Lender; (b) any prior owner or holder of the Note; (c) any existing or prior servicer of the Loan; (d) the Affiliates, officers, directors, shareholders, partners, members, employees, trustees and agents of any of the foregoing; and (e) the heirs, legal representatives, successors, and assigns of each of the foregoing.

“Indemnify” shall mean to protect, defend (at trial and appellate levels and with counsel reasonably acceptable to Lender and at Borrowers’ sole cost), indemnify, and hold harmless.

“Insolvency Event” shall mean if any of the Borrowers or any of the Principals shall (a) make a transfer in fraud of creditors; (b) make an assignment for the benefit of its creditors; or (c) admit in writing during a legal proceeding its inability to pay its debts as they become due.

“Insurance Premiums” shall mean the premiums required to maintain insurance in the amounts and character required by Section 2.06.

“Investor” shall mean any purchaser, transferee, assignee or servicer of the Loan or any participant in the Loan.

“Land” shall mean the parcels of real property described in the Security Instruments, the property addresses for which are set out on Exhibit A.  The term “Land” shall be construed as if followed by the phrase “or any part thereof.”

“Laws” shall mean all present and future laws, common law, statutes, ordinances, regulations, rules, orders, judgments, decrees, directives, requirements and decisions of any Governmental Authority applicable to any Borrower, any Principal, any Property and/or the Loan, and “Law” shall mean any of the foregoing.

“Leases” shall mean all leasehold estates, ground leases, leases, subleases, licenses, or other agreements affecting the use, enjoyment or occupancy of the Properties now or hereafter existing (including any use or occupancy arrangements created pursuant to the Bankruptcy Code and any guaranties), as the same may be extended, modified, renewed, amended, restated and/or supplemented from time to time, and “Lease” shall mean any of the foregoing.

“Leasing Agreement” shall have the meaning set forth in Section 2.26.

Annex A-5

“Lender” shall have the meaning set forth in the opening paragraph hereof.

“Limited Guaranty” shall mean that certain Limited Guaranty dated as of the date of this Loan Agreement made by the Principals for the benefit of Lender, and any limited guaranty agreement executed by a substitute Principal pursuant to Section 3.03, as the same may be effectively and validly amended, modified, extended, renewed, restated or supplemented from time to time.

“Liquid Assets” shall mean assets in the form of cash, cash equivalents, obligations of (or fully guaranteed as to principal and interest by) the United States or any agency or instrumentality thereof (provided the full faith and credit of the United States supports such obligation or guarantee), certificates of deposit issued by a commercial bank having net assets of not less than $500 million, securities listed and traded on a recognized stock exchange or traded over the counter and listed in the National Association of Securities Dealers Automatic Quotations, liquid debt instruments that have a readily ascertainable value and are regularly traded in a recognized financial market, or undrawn amounts under credit facilities, in each case that are unencumbered and satisfactorily evidenced to Lender.  Liquid Assets of wholly-owned subsidiaries of a Person that are not subject to distribution restrictions shall constitute Liquid Assets of such Person.

“Loan” shall have the meaning set forth in the Recitals hereof.

“Loan Commitment” shall mean the loan application submitted by Borrowers in respect of the Loan, which has been accepted, executed and delivered to Borrowers by Lender, including any amendments, modifications, extensions, renewals, restatements or supplements thereto agreed by the parties in writing from time to time.

“Loan Documents” shall mean this Loan Agreement, the Security Instruments, the Note, the Assignments of Leases, the Environmental Indemnity, the Limited Guaranty, and any other document executed by any Borrower, any Principal or any other party in connection with the Loan (but excluding the Loan application and Loan Commitment), including those given to evidence or further secure the payment and performance of any of the Obligations, as the same may be amended, modified, extended, renewed, restated or supplemented from time to time in accordance with the provisions of this Loan Agreement.

“Loan Year” shall have the meaning set forth in the Note.

“Lock-Out Period” shall have the meaning set forth in the Note.

“Losses” shall mean any demands, claims, liabilities (including strict liabilities),  obligations,  damages (excluding consequential damages), losses, judgments, remedial actions, enforcement and clean-up actions of any kind, and all other out-of-pocket costs and expenses incurred in connection therewith, including, without limitation, response costs, costs of defense, fines, penalties, charges, fees and disbursements (both in house staff and retained attorneys, so long as there is no duplication of work by in house staff and retained attorneys) and costs and expenses of all experts and consultants.

“Material Terms” shall include, without limitation, provisions relating to limitations on landlord’s liability, subordination, non-disturbance and attornment, the granting of any Tenant self-help rights, the granting of any termination options  (other than arising as a result of landlord’s

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default), and the granting of any purchase option (including any right of first refusal or right of first offer).

“Maturity Date” shall have the meaning set forth in the Note.

“Minimum Liquid Assets” shall mean, as of a given date, Liquid Assets having a market value of at least $25,000,000.00.

“Minimum Net Worth” shall mean, as of a given date, a Net Worth of at least $125,000,000.00.

“Mold” shall have the meaning set forth in the Environmental Indemnity.

“Net Operating Income” shall mean Operating Revenues less Operating Expenses.  Within five (5) Business Days following Lender’s request, Borrowers shall provide Lender with Borrowers’ proposed calculation of Net Operating Income, certified by an appropriate authorized officer of each Borrower, together with all relevant supporting detail reasonably required to determine the same.  Lender shall then perform Lender’s own independent calculation of Net Operating Income, which shall be the definitive determination of Net Operating Income.

“Net Proceeds” shall mean (a) the net amount of all insurance proceeds, other than Rent Loss Proceeds, or (b) the net amount of all proceeds from an Award, as the case may be, received by Lender after deduction of the costs incurred by Lender in connection with the collection thereof.

“Net Worth” shall mean, as to any Person, as of a given date, (a) the total assets of such Person as of such date less (b) such Person’s total liabilities as of such date, determined in accordance with generally accepted accounting principles as in effect from time to time in the United States of America and satisfactorily evidenced to Lender.

“New Borrower” and “New Borrowers” shall have the respective meanings set forth in Section 7.08.

“Note” shall have the meaning set forth in the Recitals hereof.

“Obligations” shall mean (a) Borrowers’ obligation to pay the Debt when due; and (b) the performance of every obligation, covenant, and agreement of Borrowers under the Loan Documents.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Violation” shall mean (a) as used in this Loan Agreement, (i) any breach of the representations and warranties set forth in Section 1.10 of the Loan Agreement, or (ii) any failure to comply with the provisions of Section 2.19 of the Loan Agreement (and, with respect to Borrowers’ obligation set out in Section 2.19(d), the continuation of such failure for ten (10) Business Days or more) or (iii) any occurrence of any Borrower becoming aware or receiving any written notice that any of the Properties, any of the Borrowers or any of the Principals or any other Borrower Party is a Prohibited Person; and (b) as used in the Limited Guaranty, any occurrence of

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the Principals becoming aware or receiving any notice that any of the Properties, any of the Borrowers, any of the Principals or any other Borrower Party is a Prohibited Person.

“Operating Expenses” shall mean, for the Calculation Period, the annualized amount of all ordinary, reasonable and customary operating expenses incurred by Borrowers in owning and operating the Properties during the Calculation Period, computed on an accrual basis, including, without limitation, expenses for utilities, administration, cleaning, landscaping, security, repairs, maintenance, rental payments under any ground lease, management fees, fully assessed or estimated fully assessed real estate and other taxes and assessments, insurance premiums, debt service on any other financing secured by a lien on any Property (if allowed hereunder or otherwise Approved by Lender), and an allowance determined by Lender for adequate reserves, but excluding (a) any capital expenditures; (b) deductions for federal, state or other income taxes; and (c) charges for depreciation or amortization of capital expenditures (including leasing commissions, tenant improvements and other leasing costs) and similar noncash charges; (d) interest, principal or other sums due and owing with respect to the Loan; and (e) one-time extraordinary or non-recurring expenses; provided, however, that (i) such operating expenses shall be Approved by Lender and shall be subject to reasonable adjustment by Lender to normalize such operating expenses; and (ii) any management fees or other operating expenses payable to Affiliates of any Borrower shall not be more than three percent (3%).

“Operating Revenues” shall mean, for the Calculation Period, the annualized amount of all gross rentals and revenues actually received by Borrowers under executed Leases at the Properties with Tenants physically occupying the premises covered by such Leases and paying Rent as shown on the most recent rent roll and all other income derived from operating the Properties during the Calculation Period, satisfactorily evidenced to Lender, less (i) a reasonable allowance for tenant vacancy as determined by Lender; (ii) any Rents under Leases not Approved by Lender if such Approval is required under this Loan Agreement; (iii) any Rents from Tenants who have not yet furnished an estoppel certificate if required by Lender; (iv) any income from Tenants delinquent on their Rent for more than sixty (60) days (other than those disclosed to Lender prior to the date of this Loan Agreement); (v) any income from Tenants that are the subject of Bankruptcy Proceedings and have yet to assume their Leases in such Bankruptcy Proceedings; and (vi) all free rent and other tenant concessions during the Calculation Period, computed on a cash basis.  Borrowers shall re-certify the rent roll submitted on the date of this Loan Agreement as of the date of calculation of Operating Revenues, or, if changes to the rent roll have occurred between the date of this Loan Agreement and such date of calculation, submit a new certified rent roll for Lender’s Approval.

“Organization State” shall mean the state of organization, incorporation or formation of the applicable Borrower.

“Owner’s Affidavits” shall mean those certain owner’s affidavits delivered to the issuer of the Title Policies in connection with funding of the Loan, copies of which were provided to Lender.

“Panera” shall mean Panera, LLC.

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“Panera Lease” shall mean that certain Amendment and Restatement of Lease dated December 31, 2019 between The Point Associates, L.P. and Panera, as amended by First Amendment dated December 16, 2020.

“Permits” shall mean (a) all zoning, subdivision and other land use approvals, permits, authorizations, variances and entitlements; (b) all building permits, certificates of occupancy, licenses, approvals, permits and authorizations issued by Governmental Authorities or other Person that are required for, or relate to the ownership, occupation or use of real property; and (c) all licenses and permits required by any Governmental Authority  relating to the generation, manufacture, storage, treatment, handling, transportation, or disposal of any Permitted Materials (as defined in the Environmental Indemnity).

“Permitted Encumbrances” shall mean (a) the exceptions to title set forth in the mortgagee title insurance policy(ies) (or if not yet issued, the pro-forma policy(ies) Approved by Lender) naming Lender as the insured with respect to the Security Instruments, or any future mortgagee title insurance policy issued in favor of, and approved by, Lender in accordance with the Loan Documents, in both instances including the liens created under the Loan Documents; (b) liens, if any, for Assessments imposed by any Governmental Authority not yet due or delinquent; (c) Leases existing as of the date of this Loan Agreement or entered into in accordance with the terms hereof; (d) non-disturbance agreements (i) entered into between any Borrower and a subtenant as of the date of this Loan Agreement and disclosed to Lender, (ii) required to be entered into between any Borrower and a subtenant under a Lease in effect on the date of this Loan Agreement or entered into by any Borrower and a subtenant in accordance with the terms of this Loan Agreement, or  (iii) entered into by and between any Borrower and a subtenant (A) with respect to a sublease which, if such sublease being non-disturbed became a direct lease between the subtenant and such Borrower, would not require Lender’s consent under this Loan Agreement, (B) consented to by Lender in writing, or (C) joined in by Lender, (e) any subordination and/or nondisturbance agreements executed by Lender, and (f) any other liens and encumbrances Approved by Lender.

“Permitted Use” shall mean the use of each Property as a retail shopping center and all lawful uses incidental thereto.

“Persons” shall mean natural persons, limited liability companies, partnerships, corporations, trusts, Governmental Authorities, and any other public or private legal entities, and “Person” shall mean any of the foregoing.

“Personal Property” shall mean all items of personal property now owned or hereafter owned or acquired by any Borrower which are located on, arising in connection with or pertaining to or located on the Land and/or the Improvements of such Borrower, including, without limitation, each of the following as such capitalized terms are defined in the UCC: Accounts, As-Extracted Collateral, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Equipment, General Intangibles, Goods, Inventory, Instruments, Investment Property, Letter-of-Credit Rights, Payment Intangibles, Software, and Supporting Obligations, together with all replacements and proceeds of, and additions and accessions to, any of the foregoing; together with all monies, cash or cash equivalents, whether or not in the possession or under the control of Lender; together with all books, records and files relating to any of the foregoing and together with any other personal

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property now or hereafter included in an individual Property, other than items of real property.  The term “Personal Property” shall be construed as if followed by the phrase “or any part thereof.”

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA or a plan within the meaning of Section 4975 of the Code.

“Prepayment Premium” shall have the meaning set forth in the Note.

“Principals” shall mean, whether one or more, Cedar Realty Trust Partnership, L.P., a Delaware limited partnership and, following (i) a Transfer permitted under Section 3.02(a) hereof, the Transferee’s Principals, and (ii) a Transfer permitted under Section 3.02(b) hereof, the Person or Persons who execute(s) a limited guaranty in favor of Lender, including any substitutes for any of the foregoing Persons pursuant to Section 3.03 hereof; and each of the foregoing shall be a “Principal”.  The term “Principals” shall also include, other than for purposes of Section 3.03, any Person not identified above who guarantees or otherwise is liable for payment or performance of the Obligations in whole or in part, who pledges or grants a security interest in any collateral to secure the Obligations in whole or in part or who agrees to Indemnify Lender, Trustee or any other Person in connection with the Property or any of the Obligations.

“Proceeding” shall mean any action, suit, case, cause of action, counterclaim, investigation, indictment, conviction, litigation, arbitration, mediation, governmental inquiry, out-of-court negotiation, workout and settlement, or other similar process or proceeding, whether judicial, administrative, or otherwise, and whether state or federal, including, without limitation, any appellate proceeding, any condemnation or similar proceeding, or any Bankruptcy Proceeding.

“Prohibited Person” shall mean (a) a Person with whom any Borrower or Lender is prohibited from dealing by any of the Anti-Terrorism Laws; (b) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order 13224; (c) a Person that is, or is owned or controlled by, or acting on behalf of, a Person named on the list of “Specially Designated Nationals and Blocked Persons” published by OFAC; or (d) a Person who is an Affiliate of any Person described in clauses (a) through (c) of this definition.

“Prohibited Transfer” shall have the meaning set forth in Section 3.01.

“prompt” or “promptly” shall mean, with respect to the taking of any action, the taking of such action without delay, but in no event later than five (5) Business Days after the occurrence of the event requiring the taking of such action.

“Properties” shall mean the Land and Improvements that constitute security for the Note under the Security Instruments.  Each such parcel(s) of Land described in any one Security Instrument, together with the Improvements thereon shall be a “Property”.  With respect to each Borrower, such Borrower’s “Property” shall mean the Property owned by such Borrower and described in any Security Instrument executed by such Borrower.    Upon Lender’s reconveyance or release of  the Security Instruments encumbering any Property as security for the Loan, such collateral reconveyed or released shall no longer be deemed a Property.

“Property Management Agreement” shall have the meaning set forth in Section 2.25.

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“Property State” shall mean, with respect to a particular parcel of Land or Security Instrument purporting to encumber it, the state where such Land is located.

“provision(s)” shall mean all terms, covenants, agreements, requirements and/or conditions of this Loan Agreement, or any portion thereof, to which reference is made, except to the extent the context clearly indicates otherwise.

“Public Company Shareholders” shall mean the individual shareholders or equity-holders of any publicly-traded company or other public reporting company subject to registration under the rules and regulations of the Securities and Exchange Commission or any similar or successor agency.

“Regulations” shall mean Section 1.1445-2(b)(2)(iii) of the Income Tax Regulations issued under the Code.

“Reimbursement Contribution” shall have the meaning set forth in Section 7.09(c).

“REIT” shall mean Cedar Realty Trust, Inc., a Maryland corporation.

“Release” shall have the meaning set forth in Section 7.07.

“Released Property” shall have the meaning set forth in Section 7.07.

“Remaining Properties” shall mean shall mean the Properties securing the Loan after a Release or a Substitution, including any new Property added pursuant to Section 7.08 of this Loan Agreement, as the case may be.

“Rent Loss Insurance” shall mean insurance which shall be “all risk” or “special form” against business interruption, loss of use, loss of rents or loss of rental value and extra expense resulting from any Damage.

“Rent Loss Proceeds” shall mean the aggregate of any proceeds from Rent Loss Insurance.

“Rents” shall mean, with respect to any Property, all rents, fees, issues, proceeds, profits, royalties, receivables, use and occupancy charges, income and other benefits now or hereinafter derived from any Lease or the use or occupancy of such Property or any portion thereof, including, without limitation, all fixed and additional rents, cancellation or termination fees or payments, settlement payments, option payments, letter of credit proceeds, supporting obligations, security deposits, advance rentals, all sums due and payments made under any guarantee of any of the Leases or any obligations thereunder, oil, gas, or other mineral royalties and bonuses, and any payments received with respect to any Tenant or such Property pursuant to the Bankruptcy Code.

“Restoration” shall mean the restoration, replacement, and rebuilding of a Property as nearly as possible to the same or better value, character and condition as immediately prior to the Damage or a Taking, as the case may be, in accordance with plans and specifications Approved by Lender and only to the extent permitted pursuant to applicable law.

“Restoration Threshold” shall mean an amount equal to $2,500,000.00.

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“RICO” shall have the meaning set forth in Section 1.09(b).

“RICO Violation” shall mean (a) any failure that extends for ten (10) Business Days or more by any  Borrower to deliver such certifications and/or evidence periodically requested by Lender, in its sole discretion, to verify the representations and warranties in Section 1.09(b); or (b) any breach of the representations and warranties in Section 1.09(b).

“Second Notice” shall have the meaning set forth in Section 4.01(r).

“Security Instruments” shall mean the mortgages, deeds to secure debt and deeds of trust described on Exhibit B attached hereto, together with any security instrument executed in the future encumbering any Substituted Property, each as validly and effectively amended, modified, extended, renewed, restated or supplemented from time to time, and “Security Instrument” shall mean each of them individually. Any Security Instrument the lien of which is released in writing by Lender shall no longer be deemed a Security Instrument hereunder.

“Severed Loan Documents” shall have the meaning set forth in Section 4.02.

“ShopRite” shall mean Wakefern Food Corp (dba at Christina Crossing Shopping Center as ShopRite).

“ShopRite Estoppel Certificate” shall mean that certain Tenant Estoppel Certificate from ShopRite relating to Christina Crossing Shopping Center and provided to Lender in connection with the making of the Loan.

“SNDA” shall have the meaning set forth in Section 3.04(c).

“Special Flood Hazard Area” shall mean any area identified by the Federal Emergency Management Agency or any successor or related government agency (“FEMA”) as a 100-year flood plain currently classified as Flood Insurance Rate Map Zones “A”, “AO”, “AH”, “A1-A30”, “AE”, “A99”, “AR”, “V”, “V1-V30”, and “VE,” or any other similar flood hazard area as may be identified by FEMA.

“Substituted Property” shall have the respective meanings set forth in Section 7.08.

“Substitution” shall have the meaning set forth in Section 7.08.

“Suffolk Downs Condominium Association” shall mean The Shops at Suffolk Downs Condominium Trust, collectively with its successors and assigns.

“Suffolk Downs Condominium Documents” shall mean the Declaration, together with any bylaws of the Suffolk Downs Condominium Association and any other plats, agreements and documents relating thereto.

“Suffolk Downs Declaration” shall mean, individually and collectively, (i) the Master Deed of The Shops at Suffolk Downs Condominium, dated January 30, 2004, and recorded on September 27, 2005 in the Land Records of Suffolk County, MA in Book 38131 at page 305 and (ii) Declaration of Trust of The Shops at Suffolk Downs Condominium Trust, dated January 30, 2004,

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and recorded September 27, 2005 in the Land Records of Suffolk County, MA in Book 38132 at page 1, each as may be amended, modified, restated or supplemented from time to time, and as affected by designation of Cedar-Revere LLC as the Successor Declarant pursuant to that certain Quitclaim Deed dated September 30, 2005, and recorded on October 4, 2005 in the Land Records of Suffolk County, MA in Book 38194 at page 209.

“Taking” shall mean any threatened or instituted Proceeding for the condemnation or taking by eminent domain of any Property or any portion thereof, including any change in any street (whether as to grade, access, or otherwise).

“Tenant” shall mean any tenant, lessee, ground lessee, sublessee, licensee, or occupant under a Lease.

“Third Party Reports” shall mean those Phase I and/or Phase II environmental assessments, property condition reports, zoning reports, Title Policies and any other third party reports delivered to Lender in connection with the Loan.

“Title Policies” shall mean, collectively, those certain title insurance policies issued in favor of the Lender with respect to each Property in connection with this Loan.

“Transaction Taxes” shall mean all taxes, assessments, charges, expenses, costs, and fees (including registration and recording fees, and revenue, transfer, stamp, intangible, and any similar taxes) assessed (a) in connection with the making of the Loan and/or (b) upon or in connection with Lender’s exercise of its remedies under the Loan Documents.

“Transfer” shall have the meaning set forth in Section 3.01(a).

“Transferee” shall have the meaning set forth in Section 3.02(a).

“Transferee’s Principal(s)” shall have the meaning set forth in Section 3.02(a).

“Trexlertown Condominium Association” shall mean the Trexlertown Shopping Center Condominium Association, Inc.

“Trexlertown Condominium Documents” shall mean the Declaration, together with any bylaws of the Trexlertown Condominium Association and any other plats, agreements and documents relating thereto.

“Trexlertown Declaration” shall mean that certain Declaration of Condominium of Trexlertown Shopping Center Condominium, dated April 7, 2000, and recorded October 30, 2001 in the Land Records of Lehigh County, PA in book 1020 at page 601, as amended by (i) First Amendment to Declaration of Condominium, dated February 22, 2005, and recorded March 15, 2005 in the Land Records of Lehigh County, PA as Instrument No. 7251537, (ii) Second Amendment to Declaration of Condominium, dated June 1, 2005, and recorded August 10, 2005 in the Land Records of Lehigh County, PA as Instrument No. 7283255 and (iii) Third Amendment to Declaration of Condominium, dated February 1, 2012, and recorded June 20, 2012 in the Land Records of Lehigh County, PA as Instrument No. 2012021873, as the same may be amended, modified, restated or supplemented from time to time.

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“Trust Beneficiaries” shall mean the individual beneficiaries of any Governmental Plans or employee benefit plans holding interests in Borrower.

“UCC” shall mean the Uniform Commercial Code as enacted in (a) the Property State, and (b) any other jurisdiction to the extent the Laws of such other jurisdiction govern the creation, perfection, and priority of security interests in any portion of the Property.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56, as may be amended from time to time.

2.  Interpretation Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The headings and subheadings in this Loan Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Loan Agreement or any provision hereof.  Unless the context otherwise requires, the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  Unless the context requires otherwise (a) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Loan Agreement in its entirety and not to any particular provision hereof, (b) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Loan Agreement, (c) the term “owned” shall mean “now owned or later acquired” and (d) the terms “any” and “all” shall mean “any or all.”  The word “survive” shall mean that the claim for breach or other right at issue may be asserted during the period of survival.  With respect to representations and warranties, the word “survive” does not modify or extend the date or dates as of which the representations and warranties are made, and accordingly reference is made to the individual representations and warranties concerning whether they are made as of a particular time only or are re-made at other times.  No inference in favor of or against any party shall be drawn from the fact that such party has drafted any portion of this Loan Agreement. In each instance where a statement is made to the best knowledge of a party, due inquiry will be assumed. In each instance where a power of attorney is granted, it shall be deemed to be coupled with an interest.

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14283019.6

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